UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

CARLISLE COMPANIES INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

CARLISLE COMPANIES INCORPORATED
16430 North Scottsdale Road, Suite 400
Scottsdale, Arizona 85254
(480) 781-5000
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Carlisle Companies Incorporated (the “Company”) will be held at 8:00 a.m., local time, on Wednesday, May 3, 2023 at the Allenberry, 1559 Boiling Springs Road, Boiling Springs, Pennsylvania 17007, for the following purposes:
1.
To elect the three directors nominated by the Board of Directors who are named in the accompanying proxy statement;

2.
To approve, on an advisory basis, the Company’s named executive officer compensation in 2022;

3.
To approve, on an advisory basis, the frequency of holding an advisory vote to approve the Company’s named executive officer compensation;

4.
To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2023; and

5.
To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 4 and “1 YEAR” for Proposal 3. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record as of the close of business on March 8, 2023 will be entitled to vote at the Annual Meeting whether or not they have transferred their shares since that date.
YOUR VOTE IS IMPORTANT
If you own your shares directly as a registered stockholder or through the Carlisle, LLC Employee Incentive Savings Plan, please vote in one of the following ways:
•
Via the Internet — by logging on to www.proxyvote.com and following the instructions, using the Control Number shown on the Notice of Availability of Proxy Materials (or proxy card if you received or request one), for voting.

•
By telephone (only if you received or request a proxy card) — by calling the phone number on the proxy card.

•
By mail (only if you received or request a proxy card) — by completing, signing, dating and promptly returning the proxy card in the postage-paid envelope provided.

•
In person — by submitting a ballot in person at the Annual Meeting.

If you own your shares indirectly through a bank, broker or other nominee, please follow the instructions you receive from the stockholder of record to vote your shares.
By Order of the Board of Directors,
/s/ Scott C. Selbach

Scott C. Selbach
Executive Vice President, Secretary and General Counsel
Scottsdale, Arizona
March 21, 2023

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders To Be Held on Wednesday, May 3, 2023:
The Notice of 2023 Annual Meeting of Stockholders, Proxy Statement and
2022 Annual Report to Stockholders are available at www.proxyvote.com.

i

PROXY STATEMENT

GENERAL INFORMATION
This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Carlisle Companies Incorporated (the “Company”) of proxies to be voted at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 8:00 a.m., local time, on Wednesday, May 3, 2023 at the Allenberry, 1559 Boiling Springs Road, Boiling Springs, Pennsylvania 17007.
In accordance with the Securities and Exchange Commission rules and regulations (the “SEC rules”), instead of mailing a printed copy of the proxy materials to each stockholder of record, the Company is furnishing proxy materials to its stockholders via the Internet. You will not receive a printed copy of the proxy materials unless you request a copy. Instead, the Notice of Availability of Proxy Materials instructs you how to access and review the proxy materials. If you would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting a copy included in the Notice of Availability of Proxy Materials.
The Notice of Availability of Proxy Materials was first provided to stockholders beginning March 21, 2023.
The proxy is solicited by the Board of Directors. The cost of proxy solicitation will be borne by the Company. In addition to the solicitation of proxies by mail and the Internet, officers and other employees of the Company may devote part of their time to solicitation by correspondence sent via e-mail or facsimile or telephone calls. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to beneficial owners and for the reimbursement of their out-of-pocket and clerical expenses incurred in connection therewith. Proxies may be revoked at any time prior to the taking of the vote at the Annual Meeting. See “Voting by Proxy” beginning on page 55.
The mailing address of the Company’s principal executive offices is Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254. Upon written request mailed to the attention of the Secretary of the Company, at the Company’s principal executive offices, the Company will provide without charge a copy of its Annual Report on Form 10-K for 2022 filed with the Securities and Exchange Commission (the “SEC”).
Shares Entitled to Vote; Quorum
The record date for the Annual Meeting is March 8, 2023. Only holders of record of shares of the Company’s common stock (“Shares”) as of the close of business on that date will be entitled to vote at the Annual Meeting. As of the record date, 51,079,822 Shares were outstanding. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting.
Voting Rights
The Company’s Amended and Restated Certificate of Incorporation provides that holders of Shares are entitled to one vote per Share.
Voting Methods
If your Shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the registered holder of those Shares. As the registered stockholder, you can ensure your Shares are voted at the Annual Meeting by submitting your instructions: (i) via the Internet by logging on to www.proxyvote.com and following the instructions, using the Control Number shown on the Notice of Availability of Proxy Materials (or proxy card if you received or request one), for voting; (ii) by telephone (only if you received or request a proxy card) by calling the phone number on the proxy card; (iii) by mail (only if you received or request a proxy card) by completing, signing, dating and promptly returning the proxy card in the postage-paid envelope provided; or (iv) by attending the Annual Meeting and voting your Shares in person at the meeting. Internet and telephone voting for registered stockholders will be available 24 hours a day, up until 11:59 p.m., Eastern Daylight Time, on Tuesday, May 2, 2023. You may obtain directions to the Annual Meeting in order to vote in person by calling the Company’s principal executive offices at (480) 781-5000.
If you hold your Shares indirectly in the name of an intermediary such as a bank, broker or other nominee, rather than directly in your name, then you are considered the beneficial owner of Shares held in street name. As the beneficial owner, you are entitled to direct the voting of your Shares by your intermediary. Banks, brokers and other nominees typically offer telephonic or electronic means by which the beneficial owners of Shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction forms. If you are the beneficial owner of Shares held in street name, please follow the instructions you receive from the holder of record to vote your Shares. As the beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the meeting a legal proxy from your bank, broker or other nominee authorizing you to vote those Shares.
If you participate in the Carlisle, LLC Employee Incentive Savings Plan (the “401(k) Plan”) and own Shares through your 401(k) Plan account, Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company (“Principal”), the trustee of the 401(k) Plan, will vote your 401(k) Plan Shares in accordance with the instructions you provide by voting via the Internet, by telephone or on the voting instruction form. If Principal does not receive voting instructions from you by 11:59 p.m., Eastern Daylight Time, on Tuesday, May 2, 2023, Principal will vote your 401(k) Plan Shares as directed by the Carlisle Pension and Insurance Committee, the 401(k) Plan administrator, in its discretion.
Voting Requirement to Approve Each of the Proposals
The following sets forth the voting requirement to approve each of the proposals:
Proposal 1, Election of Directors.   Directors shall be elected by the affirmative vote of a majority of the votes cast (meaning that the number of votes cast “for” a nominee must exceed the number of votes cast “against” such nominee). If any incumbent director who is a nominee for reelection receives a greater number of votes “against” his or her election than votes “for” such election in an uncontested election of directors, the Company’s Amended and Restated Bylaws provide that the director must promptly tender his or her offer of resignation to the Board for consideration. See “Proposal 1: Election of Directors” for a more detailed description of the Company’s director resignation policy.
Proposal 2, Advisory Vote to Approve the Company’s Named Executive Officer Compensation.   Advisory approval of the Company’s named executive officer compensation in 2022 requires the affirmative vote of a majority of the total votes of all Shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting (meaning that of the total votes of all Shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved on a non-binding, advisory basis).
Proposal 3, Advisory Vote to Approve the Frequency of Holding an Advisory Vote to Approve the Company’s Named Executive Officer Compensation.   At the Annual Meeting, the Company’s stockholders will be asked through an advisory vote whether future say-on-pay votes should occur annually, every two years or every three years. The frequency option that receives the greatest number of votes of the total votes of all Shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be approved on a non-binding, advisory basis (meaning that of the total votes of all Shares represented at the Annual Meeting and entitled to vote, the frequency option that receives the most votes will be approved on a non-binding, advisory basis). The Board will consider the outcome of the vote when making its decision on the frequency of future advisory votes on the Company’s named executive compensation.
Proposal 4, Ratification of the Appointment of Independent Registered Public Accounting Firm.   Ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2023 requires the affirmative vote of a majority of the total votes of all Shares present in person or represented by proxy and entitled to vote on the proposal at the Annual

Meeting (meaning that of the total votes of all Shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).
Other Items.   Approval of any other matters requires the affirmative vote of a majority of the total votes of all Shares present in person or represented by proxy and entitled to vote on the item at the Annual Meeting (meaning that of the total votes of all Shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the item for it to be approved).
Effect of Abstentions and Broker Non-Votes
Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote occurs when a bank, broker or other nominee holding Shares in street name for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.
Under the New York Stock Exchange rules (the “NYSE rules”), Proposal 4, the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2023, is considered a “routine” matter, which means that banks, brokers and other nominees may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. However, Proposals 1, 2 and 3, the election of directors, the advisory vote to approve the Company’s named executive officer compensation in 2022, and the advisory vote to approve the frequency of the advisory vote to approve the Company’s named executive officer compensation, respectively, are “non-routine” matters under the NYSE rules, which means that banks, brokers and other nominees that have not received voting instructions from their clients on these matters may not vote on these proposals.
With respect to Proposal 1, the election of directors, you may vote “for” or “against” each of the nominees for the Board, or you may “abstain” from voting for one or more nominees. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees.
With respect to Proposals 2 and 4, the advisory vote to approve the Company’s named executive officer compensation in 2022 and the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2023, respectively, you may vote “for” or “against” these proposals, or you may “abstain” from voting on these proposals. Abstentions will be counted as votes present or represented and entitled to vote on these proposals and will therefore have the same effect as votes “against” these proposals, and broker non-votes will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome. As discussed above, because Proposal 4, the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2023, is considered a “routine” matter, the Company does not expect any broker non-votes with respect to this proposal.
With respect to Proposal 3, the advisory vote to approve the frequency of future say-on-pay votes, you may specify annually, every two years or every three years, or you may abstain from voting on this proposal. Abstentions will be counted as votes present or represented and entitled to vote on this proposal, and broker non-votes will not be considered entitled to vote on this proposal. Abstentions and broker-non-votes will have no effect on the outcome of this proposal.

SECURITY OWNERSHIP
A.
Certain Beneficial Owners

The table below provides information about the beneficial ownership of Shares as of February 28, 2023 by each person known by the Company to beneficially own more than 5% of the outstanding Shares as of such date. As defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “beneficial ownership” means essentially that a person has or shares voting or investment power over shares. It does not necessarily mean that the person enjoys any economic benefit from those shares. The ownership percentages in the table below are based on 51,151,312 Shares outstanding as of February 28, 2023.
Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Ownership Percentage
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,422,719(1)	10.6%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,074,950(2)	9.9%

(1)
This information is based upon a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, Inc. (“Vanguard”). The Schedule 13G/A reports that Vanguard has sole voting power over no Shares, shared voting power over 34,426 Shares, sole investment power over 5,348,618 Shares and shared investment power over 74,101 Shares.

(2)
This information is based upon a Schedule 13G/A filed with the SEC on January 24, 2023 by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A reports that BlackRock has sole voting power over 4,783,288 Shares, shared voting power over no Shares, sole investment power over 5,074,950 Shares and shared investment power over no Shares.

B.
Management

The table below shows the number and the percentage of Shares beneficially owned as of February 28, 2023 by each director, director nominee and named executive officer and by all directors and executive officers as a group. As of February 28, 2023, a total of 51,151,312 Shares were outstanding.
Name	Shares Owned	Shares Subject to Options	Share Equivalent Units(1)	Total Beneficial Ownership	Ownership Percentage
Robin J. Adams	8,468(2)	0	19,134	27,602	*
Robert G. Bohn	10,773(2)	0	23,431	34,204	*
Jonathan R. Collins	602(2)	0	7,598	8,200	*
James D. Frias	3,172(2)	0	8,334	11,506	*
Maia A. Hansen	602(2)	0	2,227	2,829	*
D. Christian Koch	203,869(2)(3)(4)	112,067	388	316,324	*
Gregg A. Ostrander	5,080(2)	0	25,280	30,360	*
Corrine D. Ricard	3,464(2)	0	6,843	10,307	*
Jesse G. Singh	2,509(2)	0	3,896	6,405	*
John E. Berlin	33,068(2)(3)(4)	21,547	1,000	55,615	*
Frank J. Ready	2,495(2)(4)	1,768	0	4,263	*
Robert M. Roche	2,587(4)	23,630	0	26,217	*
Scott C. Selbach	54,818(2)(3)(4)	17,817	21,392	94,027	*
Nicholas J. Shears	3,272(2)(4)	20,057	5,801	29,130	*
Kevin P. Zdimal	9,763(2)(3)(4)	21,751	20,752	52,266	*
Directors and executive officers as a group (15 persons)(5)	351,851	195,992	140,275	688,118	1.3%

*
Less than 1%.

(1)
Share equivalent units do not represent issued and outstanding Shares and have no voting power.

The Share equivalent units for the directors represent Share equivalent unit awards, as well as restricted Shares the directors elected to defer and invest in Share equivalent units under the Carlisle Companies Incorporated Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan for Non-Employee Directors”). Following termination of a director’s service, Share equivalent units will be paid in Shares in a lump sum.
The Share equivalent units for the named executive officers represent Shares earned under the Carlisle Companies Incorporated Incentive Compensation Program (the “Incentive Compensation Program”) the officers elected to defer under the Carlisle Companies Incorporated Nonqualified Deferred Compensation Plan (the “Nonqualified Deferred Compensation Plan”), which will be paid in Shares based on the elections made by the officers under the Nonqualified Deferred Compensation Plan.
(2)
Includes restricted Shares as follows: Messrs. Adams, Bohn, Collins, Frias, Ostrander and Singh and Mses. Hansen and Ricard, 602 Shares each; Mr. Koch, 31,250 Shares; Mr. Berlin, 9,735 Shares; Mr. Ready, 2,495 Shares; Mr. Selbach, 11,610 Shares; and Mr. Zdimal, 5,110 Shares.

(3)
Includes Shares allocated as of December 31, 2022 to the accounts of the following named executive officers participating in the 401(k) Plan: Mr. Koch, 1,377 Shares; Mr. Berlin, 8,372 Shares; Mr. Selbach, 1,359 Shares; and Mr. Zdimal, 4,653 Shares. Each participant in the 401(k) Plan has the right to direct the voting of Shares allocated to his or her account. Shares are held by the trustee of the 401(k) Plan in a commingled trust fund. Each participant’s beneficial interest in the fund is allocated to his or her 401(k) Plan account.

(4)
Excludes performance Shares awarded to the executive officers as a group, including the named executive officers as follows: Mr. Koch, 31,250 Shares; Mr. Berlin, 5,640 Shares; Mr. Roche, 2,960 Shares; Mr. Ready, 2,495 Shares; Mr. Selbach, 3,195 Shares; Mr. Shears, 3,840 Shares; and Mr. Zdimal, 12,775 Shares. The performance Shares, to the extent earned, will vest and be paid to the executive officers in Shares on the third anniversary of the date of grant.

(5)
Includes all directors, director nominees and current executive officers.

PROPOSAL 1:
ELECTION OF DIRECTORS
The number of members of the Board is currently nine directors. The Company’s Amended and Restated Certificate of Incorporation provides for a classified Board of Directors under which the Board is divided into three classes of directors, with each class as nearly equal in number as possible. Three directors are to be elected at the Annual Meeting. If elected, each nominee will serve for a three-year term expiring at the 2026 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. All of the nominees are currently serving as directors and have agreed to be named in this Proxy Statement and to serve if elected.
Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your Shares for any substitute nominee proposed by the Board. Alternatively, in lieu of designating a substitute nominee, the Board may reduce the number of directors.
Under the Company’s Statement of Corporate Governance Guidelines and Principles, a director is required to submit his or her resignation at the Company’s Annual Meeting of Stockholders following the earlier of the date when he or she reaches age 72 or has completed 18 consecutive years of service on the Board.
The Company’s Amended and Restated Bylaws provide for a majority vote standard in uncontested director elections, which means each director nominee must receive a majority of the votes cast with respect to that nominee at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” such nominee. In an uncontested election, if any incumbent director who is nominated for reelection does not receive a majority of the votes cast, the director must promptly tender his or her offer of resignation to the Board for consideration. In such event, the Board may accept such offer of resignation and either decrease the number of directors on the Board or fill the vacancy with a new director, refuse to accept such offer of resignation or take other appropriate action. The Company’s Amended and Restated Bylaws provide that directors will be elected by a plurality of the votes cast in contested elections. The resignation policy set forth in the Company’s Amended and Restated Bylaws does not apply to contested elections.
The Board of Directors recommends that you vote “FOR” the election of each of the three nominees listed below. Unless otherwise specified, valid proxies will be voted “FOR” the election of each of the three nominees listed below.
A.
Business Experience of Directors

Director Nominees
The table below sets forth certain information relating to each director nominee, as furnished to the Company by the nominee. Except as otherwise indicated, each nominee has had the same principal occupation or employment during the past five years.
Name	Age	Principal Occupation, Business Experience and Other Directorships	Period of Service as a Director and Expiration of Term
Robert G. Bohn	69	Retired; former Chairman (from January 2000 to February 2011) and President and Chief Executive Officer (from November 1997 to December 2010) of Oshkosh Truck Corporation, a global manufacturer of specialty vehicles and bodies for access equipment, defense, fire and emergency and commercial uses. Director of The Manitowoc Company, Inc. (since May 2014) and Pontem Corporation (since December 2022).	April 2008 to date. Term expires 2023.

Name	Age	Principal Occupation, Business Experience and Other Directorships	Period of Service as a Director and Expiration of Term
		Former director of Graco Inc. (from June 1999 to January 2008) and Parker-Hannifin Corporation (from August 2010 to January 2021).
Gregg A. Ostrander	70	Retired; former Executive Chairman (from January 2008 to June 2010), Chairman, President and Chief Executive Officer (from April 2001 to January 2008) and President and Chief Executive Officer (from January 1994 to April 2001) of Michael Foods, Inc., a major food service and retail food company that produces products for food service distributors, chain restaurants and retail grocery and club stores. Former director of Arctic Cat Inc. (from April 1994 to August 2012), Hearthside Food Solutions LLC (from October 2014 to May 2018) and Michael Foods, Inc. (from April 2001 to June 2014).	August 2008 to date. Term expires 2023.
Jesse G. Singh	57	Chief Executive Officer (since June 2016) of The AZEK Company, a leading manufacturer of building products. Previously, Mr. Singh served in a variety of leadership roles, including international positions, at 3M Corporation, a global diversified technology company. Prior to 3M, Mr. Singh spent several years in general management, marketing and account management positions for General Electric Company, a multinational conglomerate, and Arthur Andersen, a professional services firm.	December 2017 to date. Term expires 2023.
Continuing Directors
The table below sets forth certain information relating to each continuing director, as furnished to the Company by the director. Except as otherwise indicated, each director has had the same principal occupation or employment during the past five years.
Name	Age	Principal Occupation, Business Experience and Other Directorships	Period of Service as a Director and Expiration of Term
Robin J. Adams	69	Retired; former Vice Chairman (from March 2012 to April 2013), Chief Financial Officer (from April 2004 to March 2012) and Chief Administrative Officer (from April 2004 to April 2013) of BorgWarner Inc., a leading global supplier of highly engineered systems and components, primarily for vehicle powertrain applications. Prior to BorgWarner, Mr. Adams served as Executive Vice President-Finance and	October 2009 to date. Term expires 2025.

Name	Age	Principal Occupation, Business Experience and Other Directorships	Period of Service as a Director and Expiration of Term
		Chief Financial Officer (from July 1999 to April 2004) of American Axle & Manufacturing Holdings, Inc., a manufacturer of automotive driveline and drivetrain components and systems. Former director of Delphi Technologies PLC (from December 2017 to October 2020) and BorgWarner Inc. (from April 2005 to April 2013).
Jonathan R. Collins	46	Vice President, eCommerce Global Components (since March 2020) of Arrow Electronics Inc., a global provider of electronic components and comprehensive computing solutions. Prior to Arrow, Mr. Collins served as General Manager and Head of eCommerce (from May 2019 to March 2020) of The Goodyear Tire & Rubber Company, one of the world’s leading manufacturers of tires. Prior to Goodyear, Mr. Collins was Vice President and Head of eCommerce (from September 2016 to April 2019) of Mylan N.V., a leading global pharmaceutical company offering products in approximately 165 countries. Prior to Mylan, Mr. Collins served as Senior Director of eCommerce-International and M&A (from April 2013 to September 2016) of W.W. Grainger, Inc., a leading distributor of maintenance, repair and operating supplies and other related products and services, and Director of Digital Strategy and User Experience (from February 2012 to November 2012) of Anixter International Inc., a global supplier of communications and security products and electrical and electronic wire and cable.	September 2016 to date. Term expires 2025.
James D. Frias	66	Retired; former Chief Financial Officer, Treasurer and Executive Vice President (from January 2010 through March 2022) and Corporate Controller (from June 2001 through December 2009) of Nucor Corporation, a manufacturer of steel and steel products for North America and international markets.	February 2015 to date. Term expires 2024.
Maia A. Hansen	54	Chief Operating Officer (since June 2022) and Senior Vice President, Operations & Supply Chain (from March 2020 to May 2022) of Athersys, Inc., a clinical-stage biotechnology company. Prior to	February 2020 to date. Term expires 2024.

Name	Age	Principal Occupation, Business Experience and Other Directorships	Period of Service as a Director and Expiration of Term
		Athersys, Ms. Hansen was a Senior Partner (from July 2013 to March 2020) and Partner (from July 2006 to June 2013) of McKinsey & Company, a global management consulting firm serving leading businesses, governments and non-governmental and not-for-profit organizations.
D. Christian Koch	58	Chair of the Board (since May 2020), Director, President and Chief Executive Officer (since January 2016) and Chief Operating Officer (from May 2014 to December 2015) of the Company. Previously, Mr. Koch served as Group President of Carlisle Diversified Products (from June 2012 to May 2014), President of Carlisle Brake & Friction (from January 2009 to June 2012), and President of Carlisle Asia Pacific (from February 2008 to January 2009). Director of The Toro Company (since April 2016).	January 2016 to date. Term expires 2025.
Corrine D. Ricard	59	Senior Vice President, The Mosaic Company, a leading global producer and marketer of concentrated phosphate and potash, and President of Mosaic Fertilizantes, a business segment of The Mosaic Company that produces and sells phosphate and potash-based crop nutrients and animal feed ingredients in Brazil (since November 2019), Senior Vice President — Commercial (from February 2017 to October 2019), Senior Vice President-Human Resources (from April 2012 to January 2017), Vice President-International Sales and Distribution (from March 2011 to April 2012), Vice President-Business Development (from March 2007 to March 2011) and Vice President-Supply Chain (from October 2004 to March 2007) of The Mosaic Company. Prior to Mosaic, Ms. Ricard worked for Cargill, Inc., a global producer of agricultural products, in various roles, including supply chain, product management and international sales.	February 2016 to date. Term expires 2024.

B.
Specific Experience and Skills of Directors

The Board of Directors has identified nine specific areas of experience or attributes that qualify a person to serve as a member of the Board in light of the Company’s businesses and corporate structure. In addition, the Board is committed to including for consideration qualified candidates with diverse backgrounds, including diversity of gender, race and ethnicity. In accordance with its charter, the Corporate Governance and Nominating Committee has consistently included diversity as a desired qualification when conducting searches for director nominees. The composition of the Board reflects its emphasis on diversity. The table below shows the experience or attributes held by each director nominee and continuing member of the Board of Directors, as well as the gender, racial and ethnic diversity represented on the Board. The narrative discussion that follows the table describes in greater detail the specific experience, qualifications, attributes and skills of each director nominee and continuing member of the Board of Directors. The table below and the narrative discussion that follows the table are not intended to be exhaustive descriptions of the experience, qualifications, attributes and skills of each director nominee and continuing member of the Board of Directors, as each of them also contributes other important experience, qualifications, attributes and skills that are not reflected below.
	Notable Multi- Industry Experience	Significant Experience in Company Specific Industries*	Experience as Chair/ CEO of Multi- National Business	Experience as CFO of Multi- National Business	Meets Definition of “Audit Committee Financial Expert”	Experience with International Business Issues	Mergers & Acquisitions Expertise	Manufacturing Experience	Corporate Governance Experience	Diversity
Mr. Adams				✓	✓	✓	✓	✓	✓
Mr. Bohn	✓	✓	✓			✓	✓	✓	✓
Mr. Collins	✓					✓	✓		✓	African American
Mr. Frias	✓	✓		✓	✓	✓	✓	✓	✓	Hispanic
Ms. Hansen		✓			✓**	✓	✓			Female
Mr. Koch	✓	✓	✓			✓	✓	✓	✓
Mr. Ostrander	✓		✓			✓	✓	✓	✓
Ms. Ricard	✓					✓	✓	✓	✓	Female
Mr. Singh	✓	✓	✓		✓	✓	✓	✓	✓	Asian

*
Building products, liquid finishing, medical, aerospace and/or defense.

**
The relevant experience of Ms. Hansen is described on page 11.

Mr. Adams has 30 years of experience with multi-national manufacturing companies with multiple business segment operating structures. As the principal financial officer of publicly traded companies for 20 years prior to his retirement in April 2013, Mr. Adams gained significant experience with public financial markets, financial reporting requirements and public company merger and acquisition transactions. In addition, Mr. Adams has more than 16 years of experience as a director of a number of other public companies and, as a result, is thoroughly familiar with the duties and responsibilities of public company boards of directors, including the duties and responsibilities of the members of audit and compensation committees.
Mr. Bohn served as Chairman, President and Chief Executive Officer of Oshkosh Corporation, a global manufacturer engaged in several businesses that are similar to the businesses conducted by the Company. In these positions, Mr. Bohn gained significant experience with merger and acquisition transactions, the evaluation of manufacturing opportunities in several countries, and board governance and performance.
Mr. Collins currently serves as Vice President, eCommerce Global Components of Arrow Electronics Inc., a global provider of electronic components and comprehensive computing solutions. Previously, Mr. Collins was General Manager and Head of eCommerce of The Goodyear Tire & Rubber Company, one of the world’s leading manufacturers of tires. Mr. Collins also served as Vice President and Head of eCommerce of Mylan N.V., a leading global pharmaceutical company offering products in approximately 165 countries. Mr. Collins has more than 17 years of experience in digital marketing and eCommerce with a range of international industrial companies.
Mr. Frias served as the principal financial officer for 12 years and has a total of more than 30 years of experience in treasury, finance and accounting positions with Nucor Corporation, one of the largest and most diversified steel and steel products companies in the world, prior to his retirement in June 2022. In these positions, Mr. Frias gained substantial experience with mergers and acquisitions, joint venture transactions, the development of new facilities and the commercialization of new technology.

Ms. Hansen currently serves as Chief Operating Officer of Athersys, Inc., a clinical-stage biotechnology company. Previously, Ms. Hansen served as Senior Vice President, Operations & Supply Chain of Athersys. Prior to joining Athersys, Ms. Hansen served for more than six years as Senior Partner of McKinsey & Company, a global management consulting firm serving leading businesses, governments and non-governmental and not-for-profit organizations. Ms. Hansen has gained significant experience reviewing and analyzing financial statements and working with industrial companies on product development, digital manufacturing, sourcing strategy and execution to improve profitability and adapt to tariffs.
Mr. Koch brings to the Board experience in a number of critical areas, including operations, senior leadership, global sales, and mergers and acquisitions. With over 15 years of experience with the Company, Mr. Koch is thoroughly familiar with all of the Company’s businesses and can provide insight on those businesses to the Board.
Mr. Ostrander previously served as Chairman, President and Chief Executive Officer of Michael Foods, Inc., a major food service and retail food company that produces products for food service distributors, chain restaurants and retail grocery and club stores. Mr. Ostrander has significant experience negotiating corporate merger and acquisition transactions and has served on the boards of directors of multiple public companies and their audit, compensation and governance committees.
Ms. Ricard is Senior Vice President of The Mosaic Company, a leading global producer and marketer of concentrated phosphate and potash, and President of Mosaic Fertilizantes, a business segment of The Mosaic Company that produces and sells phosphate and potash-based crop nutrients and animal feed ingredients in Brazil. Previously, Ms. Ricard led the commercial and supply chain organizations at The Mosaic Company. Ms. Ricard also previously served as Senior Vice President-Human Resources for Mosaic, and, prior to that role, she held various leadership positions since Mosaic’s formation, including Vice President-International Sales and Distribution, Vice President-Business Development and Vice President-Supply Chain. In these positions, she gained substantial experience with executive management, mergers and acquisitions, joint venture transactions, international commerce and supply chain management. Prior to Mosaic’s formation, Ms. Ricard worked for Cargill, Inc., a global producer of agricultural products, in various roles, including supply chain, product management and international sales.
Mr. Singh is Chief Executive Officer of The AZEK Company, a leading manufacturer of building products. Previously, he served in a variety of leadership roles, including international positions, at 3M Corporation, a global diversified technology company. Prior to 3M, Mr. Singh spent several years in general management, marketing and account management positions for General Electric Company, a multinational conglomerate, and Arthur Andersen, a professional services firm. In these positions, Mr. Singh gained significant experience in the building products industry, international operations and managing within a diversified manufacturing environment.

CORPORATE GOVERNANCE
A.
The Board of Directors

The Company is governed by the Board of Directors and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders. The Board has adopted written corporate governance guidelines and principles, known as the Statement of Corporate Governance Guidelines and Principles. The Board also has adopted a Code of Business Conduct and Ethics, which applies to the Company’s directors, officers (including the principal executive officer, principal financial officer and principal accounting officer), employees and consultants. The Code of Business Conduct and Ethics includes guidelines relating to the ethical handling of conflicts of interest, compliance with laws and other related topics.
B.
Documents Available

All of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, as well as the Statement of Corporate Governance Guidelines and Principles and the Code of Business Conduct and Ethics, are available on the Company’s website at www.carlisle.com. These materials are also available in print without charge to any stockholder upon request by contacting the Company in writing at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254, Attention: Secretary, or by telephone at (480) 781-5000. Any modifications to these corporate governance materials will be reflected, and the Company intends to post any amendments to, or waivers from, the Code of Business Conduct and Ethics, on the Company’s website at www.carlisle.com. By referring to the Company’s website, www.carlisle.com, or any portion thereof, the Company does not incorporate its website or its contents into this Proxy Statement.
C.
Director Independence

The Board has determined that a substantial majority of the members of the Board are independent under the applicable NYSE rules and SEC rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. In addition to the NYSE rules and the SEC rules, the Board of Directors has adopted director independence standards to assist the Board in determining whether a director has a material relationship with the Company. Under those standards, which are included in the Company’s Statement of Corporate Governance Guidelines and Principles, a director will not be independent if the director or an immediate family member of the director is, or has been within the preceding three years: (i) employed by the Company or received $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (ii) employed by or affiliated with the Company’s independent registered public accounting firm; (iii) part of an interlocking directorate in which an executive officer of the Company served on the compensation committee of another company that employed the director or an immediate family member of the director; or (iv) employed by another company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.
In December 2022, the Board of Directors, with the assistance of the Corporate Governance and Nominating Committee, conducted an evaluation of director independence based on the Company’s director independence standards, the NYSE rules and the SEC rules. The Board considered all relationships and transactions between each director (and his or her immediate family members and affiliates) and each of the Company, its management and its independent registered public accounting firm, as well as the transactions described below under “— Related Person Transactions.” As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three years (except for Mr. Koch’s current employment with the Company) all fall below the thresholds in the Company’s director independence standards, the NYSE Rules and the SEC rules. Consequently, the Board of Directors determined that each of Messrs. Adams, Bohn, Collins, Frias, Ostrander and Singh and Mses. Hansen and Ricard is an independent director under the Company’s director independence standards, the NYSE rules and the SEC rules. The Board also determined that each member of the Audit, Compensation and Corporate Governance and Nominating Committees (see membership information below under “— Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Exchange Act.
D.
Board Leadership Structure

Mr. Koch, as the Company’s Chair, President and Chief Executive Officer, is responsible for providing the day-to-day leadership of the Company, executing the Company’s strategy, shaping the Company’s corporate vision, developing the operational management of the Company’s businesses, and leading the Company’s strategic direction, the Board’s engagement with stockholders, and the Board’s consideration of key governance matters.
The Board of Directors acknowledges that independent Board leadership is important, and, accordingly, the Company’s Statement of Corporate Governance Guidelines and Principles provides that when the Company’s Chief Executive Officer serves as Chair of the Board, or the Chair is otherwise not considered independent, the independent director then serving as Chair of the Corporate Governance and Nominating Committee will also serve as the Lead Independent Director. The Lead Independent Director’s duties closely parallel the role of an independent Chair of the Board of Directors to provide an appropriate level of independent oversight for Board decisions. Mr. Ostrander, as the Lead Independent Director, has the following responsibilities: (i) chairs all meetings of the Board of Directors at which the Chair is not present and all executive sessions of the Board of Directors; (ii) liaises between the Chair and Chief Executive Officer and the independent directors; (iii) consults with the Chair concerning information to be sent to the Board of Directors, meeting agendas and meeting schedules to ensure appropriate time is provided for all agenda items; (iv) calls meetings of independent directors as required; and (v) is available when appropriate for consultation, including stockholder communications. In addition, the Lead Independent Director presides over an executive session of the independent directors at every regularly scheduled meeting of the Board of Directors. The Board of Directors believes that the existence of a Lead Independent Director, the scope of the Lead Independent Director’s responsibilities and the regularly scheduled executive sessions of the independent directors all support strong corporate governance principles and allow the Board to effectively fulfill its fiduciary responsibilities to stockholders.
In addition, as previously noted, all of the Company’s directors (other than Mr. Koch, the Company’s Chair, President and Chief Executive Officer) and each member of the Audit, Compensation and Corporate Governance and Nominating Committees meet the independence requirements of the Company’s director independence standards, the NYSE rules and the SEC rules. Therefore, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of directors and the development and implementation of the Company’s corporate governance policies and structures. In addition, the Compensation Committee conducts an annual performance review of Mr. Koch and, based upon this review and other considerations, makes recommendations for his compensation (including base salary and annual incentive and equity compensation) for approval by the independent members of the Board.

E.
Board Committees

The Board has three standing committees: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Corporate Governance and Nominating Committee. Committee members and committee chairs are appointed by the Board of Directors. The members and chairs of these committees are identified in the following table:
Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robin J. Adams	Chair		X
Robert G. Bohn		X	X
Jonathan R. Collins	X		X
James D. Frias	X	X
Maia A. Hansen	X		X
D. Christian Koch
Gregg A. Ostrander		X	Chair
Corrine D. Ricard	X	Chair
Jesse G. Singh	X	X
The Board of Directors has also adopted a committee chair rotation guideline. Under the guideline, each committee chair typically serves for three years, subject to modifications at the discretion of the Board of Directors. The Board of Directors believes that periodically bringing new leadership to each of the committees will enhance the effectiveness of the committees.
Each committee of the Board of Directors functions pursuant to a written charter adopted by the Board. Set forth below is a summary of the principal functions of each committee. The full texts of each committee charter are available on the Company’s website at www.carlisle.com.
Audit Committee.   The Audit Committee provides assistance to the Board in fulfilling its responsibility to oversee the corporate accounting, internal controls and reporting practices of the Company and the quality and integrity of the Company’s financial statements. The Audit Committee also assists the Board in its oversight of the Company’s compliance with legal and regulatory requirements, policies relating to risk assessment and risk management (including with respect to legal and regulatory risk, compliance risk, financial and accounting risk, cybersecurity risk and business continuity risk), material environmental and social issues (including those related to climate and sustainability), the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the Board, the independent registered public accounting firm, the internal auditors and the financial management of the Company. During 2022, the Audit Committee held six meetings.
Compensation Committee.   The Compensation Committee discharges the Board’s responsibilities relating to the compensation of the Company’s executives in such a way as to enable the Company to attract and retain executives of the highest quality. The Compensation Committee prepares the report on executive compensation required to be included in the Company’s annual proxy statement in accordance with applicable SEC rules. The Compensation Committee also reviews and recommends to the independent directors on the Board the compensation of the Chief Executive Officer, reviews and approves the compensation of the Company’s other senior executives and assists the Board in its oversight of the Company’s human capital management. During 2022, the Compensation Committee held three meetings.
Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee assists the Board by identifying individuals qualified to be members of the Board, consistent with criteria approved by the Board, and recommending such individuals be nominated by the Board for election to the Board by the stockholders or be elected by the Board to fill a vacancy or a newly created directorship. The Corporate Governance and Nominating Committee also: (i) develops and recommends to the Board a set of corporate governance principles applicable to the Company that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory and other requirements; (ii) periodically evaluates the performance of the Chief Executive Officer and Chair of the Company, discusses succession planning and recommends a new Chief Executive Officer as appropriate; (iii) oversees the annual evaluation of the performance of the Board and its committees; and (iv) monitors and reviews any other corporate governance matters which the Board may refer to the committee from time to time. During 2022, the Corporate Governance and Nominating Committee held two meetings.
Other Committees.   The Board may also establish other committees from time to time as it deems necessary.
F.
Director Meeting Attendance

The Board of Directors held six meetings during 2022. Each incumbent director attended 90% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during 2022. At the conclusion of each of the regularly scheduled Board meetings, the independent directors meet in executive session without management. Mr. Ostrander, as the Lead Independent Director, presides over these executive sessions.
The Company’s Statement of Corporate Governance Guidelines and Principles provides that members of the Board are expected to attend the Company’s annual meeting of stockholders absent extenuating circumstances. Eight of the Company’s nine directors in office at the time attended the Company’s 2022 Annual Meeting of Stockholders.
G.
Director Nomination Process

As more fully described in its charter, the Corporate Governance and Nominating Committee assists the Board by identifying and evaluating individuals qualified to be directors and by recommending to the Board such individuals for nomination as members. Pursuant to the Company’s Statement of Corporate Governance Guidelines and Principles, director nominees should possess the highest personal and professional integrity, ethics and values, and be committed to representing the long-term interests of the Company’s stockholders. Nominees should also have outstanding business, financial, professional, academic or managerial backgrounds and experience. Each nominee must be willing to devote sufficient time to fulfill his or her duties and should be committed to serve on the Board for an extended period of time.
Under the Company’s Statement of Corporate Governance Guidelines and Principles, in identifying, recruiting and recommending nominees to the Board, the Corporate Governance and Nominating Committee is committed to including for consideration qualified candidates with diverse backgrounds, including diversity of gender, race and ethnicity, and the Corporate Governance and Nominating Committee has consistently included diversity as a desired qualification when conducting searches for director nominees. The Board believes its composition reflects its emphasis on diversity.
In identifying potential candidates for Board membership, the Corporate Governance and Nominating Committee relies on suggestions and recommendations from directors, stockholders, management and others, including from time-to-time executive search and board advisory firms. The Corporate Governance and Nominating Committee does not distinguish between director nominees recommended by stockholders and other director nominees. All director nominees, including those recommended by stockholders, are evaluated in accordance with the process described above. Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as directors must submit a written notice to the Company’s Secretary following the procedures set forth in this Proxy Statement under “Director Nominations by Stockholders” below.
H.
Director Nominations by Stockholders

Stockholders may nominate directors for election at the Company’s 2024 Annual Meeting of Stockholders by submitting the nominee’s name in accordance with provisions of the Company’s Amended and Restated Certificate of Incorporation, which require advance notice to the Company and certain other information. Written notice must be received by the Company’s Secretary at Carlisle Companies

Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254 not less than 90 days prior to the first anniversary of the date of the Annual Meeting. As a result, any director nominations submitted by a stockholder pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation must be received no later than February 3, 2024.
The notice must contain certain information about the nominee and the stockholder submitting the nomination, as set forth in the Company’s Amended and Restated Certificate of Incorporation, including: (i) the name, address and qualifications of the stockholder submitting the nomination; (ii) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (iii) the principal occupation or employment of each such nominee; (iv) the number of shares of capital stock of the Company of which each such nominee is the “Beneficial Owner” (as defined in the Company’s Amended and Restated Certificate of Incorporation); and (v) such other information as would be required by the securities laws of the United States and the rules and regulations promulgated thereunder in respect of an individual nominated as a director of the Company and for whom proxies are solicited by the Board of Directors of the Company, including a representation that the stockholder intends to solicit the holders of Shares representing at least 67% of the voting power of Shares entitled to vote on the election of directors. The presiding officer at the 2024 Annual Meeting of Stockholders may refuse to accept any such nomination that is not in proper form or submitted in compliance with the procedure set forth in the Company’s Amended and Restated Certificate of Incorporation.
I.
Related Person Transactions

The Board has adopted a policy concerning the review, approval and monitoring of transactions involving the Company and “related persons” (i.e., directors, director nominees and executive officers of the Company or their immediate family members, or stockholders owning more than 5% of the outstanding Shares). The policy covers any such transaction exceeding $120,000 in which the related person has a direct or indirect material interest. Related person transactions must be approved by the Corporate Governance and Nominating Committee, which will approve the transaction only if it determines that the transaction is in the best interest of the Company. In the course of its review and, if appropriate, approval of a related person transaction, the Corporate Governance and Nominating Committee considers all of the relevant facts and circumstances, including the material terms of the transaction, the risks, benefits and costs of the transaction, the availability of other comparable services or products and, if applicable, the impact on a director’s independence. There were no related person transactions in 2022.
J.
The Board’s Role in Risk Oversight

Risk management is a significant component of management’s annual strategic and operating planning processes. The Company has adopted an enterprise risk management program to identify and mitigate enterprise risk. Under the program, each operating business is required to identify risks to its business and prepare a detailed plan to mitigate those risks. The division presidents present the plans to executive management as part of their strategic and operating plans. Over the course of each year, the division presidents provide similar presentations to the Board of Directors at the Board meetings covering the Company’s business plans. Each year, the Board is briefed by senior leadership and reviews and discusses reports on the Company’s ongoing litigation, cybersecurity risks and insurance coverages.
The Compensation Committee, in consultation with the committee’s compensation consultant, periodically reviews the relationship between the Company’s compensation practices and risk. The Compensation Committee has concluded that the Company’s compensation practices are not reasonably likely to have a material adverse effect on the Company and do not encourage inappropriate risk taking. The Compensation Committee’s conclusion was based on the following:
•
Annual cash bonuses at maximum performance levels are capped by the Compensation Committee at 260% of base salary for the Chair, President and Chief Executive Officer, 160% of base salary for the Chief Financial Officer and 150% of base salary for the other named executive officers.

•
Annual cash bonuses are based on multiple balanced performance metrics.

•
The threshold, target and maximum performance levels for each of the annual cash bonus performance metrics are based on prior year performance adjusted to reflect the current year

Company business plan, which has been reviewed and approved by the Board of Directors, and general market expectations. The Company’s Chief Financial Officer participates in the Compensation Committee meetings during which the performance levels are set and the performance results are verified.
•
The annual cash bonus payout curve from threshold to maximum is a straight line (linear) progression.

•
The target grant value of the Company’s long-term, stock-based awards is fixed at 445% of base salary for the Chair, President and Chief Executive Officer, 200% of base salary for the Chief Financial Officer and 150% of base salary for the other named executive officers.

•
The stock-based awards include a blend of stock options, restricted Shares and performance Shares. Stock options and restricted Shares are subject to three-year vesting periods and performance Shares are earned over a three-year performance period and vest on the third anniversary of the date of grant.

•
The Compensation Committee has adopted a stock ownership policy that requires significant stock ownership by the Company’s executives.

•
The Compensation Committee has adopted a clawback policy under which the committee may elect to seek recovery of excess incentive-based compensation, including all cash and stock-based awards under the Company’s Incentive Compensation Program, paid to the Company’s named executives and other executive officers for up to three years prior to a material accounting restatement.

•
The Company has adopted guiding principles that govern plan design. The executive compensation program is documented, communicated and monitored on a consistent basis.

The Compensation Committee has and will continue to conduct assessments of the relationship between the Company’s compensation practices and risk periodically and in connection with the adoption of any new material compensation programs or any material changes to existing compensation programs.
The Board believes that its leadership structure supports the Company’s governance approach to risk oversight as the Chair, President and Chief Executive Officer is involved directly in risk management as a member of the Company’s management team, while the Lead Independent Director and the committee chairpersons, in their respective areas, maintain oversight roles as non-management directors.
K.
Director, Officer and Employee Hedging

In accordance with the Company’s Statement of Corporate Governance Guidelines and Principles, no director, officer or employee of the Company, nor any of their respective designees, may purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities of the Company granted to any such director, officer or employee as compensation or held, directly or indirectly, by such director, officer or employee.
L.
Communications with the Board of Directors

Stockholders and other interested parties can communicate directly with any of the Company’s directors by sending a written communication addressed to such director at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254, Attention: Secretary. Stockholders and other interested parties wishing to communicate with Mr. Ostrander, as the Lead Independent Director, or with the independent directors as a group may do so by sending a written communication addressed to Mr. Ostrander at the above address. Any communication addressed to any director that is received at the Company’s principal executive offices will be delivered or forwarded to the individual director as soon as practicable. All such communications are promptly reviewed before being forwarded to the addressee. The Company generally will not forward to directors a communication that the Company determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

M.
Director Refreshment

Under the Company’s Statement of Corporate Governance Guidelines and Principles, a director is required to submit his or her resignation at the Company’s Annual Meeting of Stockholders following the earlier of the date when he or she reaches age 72 or has completed 18 consecutive years of service on the Board. The Company’s retirement policy for directors does not have any exemptions or conditions.

DIRECTOR COMPENSATION
Director compensation is determined by the Board based on recommendations made by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews director compensation at least every two years and makes recommendations to the Board regarding the form and amount of director compensation, including perquisites and other benefits, and any additional compensation to be paid to the directors for their services. In making its recommendations, the Corporate Governance and Nominating Committee gives due consideration to what is customary compensation for directors of comparable companies, as well as any other factors it deems appropriate that are consistent with the policies and principles set forth in its charter and the Company’s Statement of Corporate Governance Guidelines and Principles.
Elements of the Director Compensation Program
Directors who are employees of the Company receive compensation as employees of the Company but receive no additional compensation for serving as directors. As discussed more fully below, compensation for non-employee directors is based on an annual service period commencing on the date of each Annual Meeting of Stockholders and is composed of the following elements:
•
annual retainer fees, which directors may elect to receive partly in Shares;

•
additional annual fees for committee service and leadership roles;

•
grants of restricted Shares; and

•
eligibility to participate in the Deferred Compensation Plan for Non-Employee Directors.

Compensation Benchmarking
The Corporate Governance and Nominating Committee renewed the engagement of Willis Towers Watson as its director compensation consultant for 2022. Willis Towers Watson provides no services to the Company or its management other than services related to the Company’s executive and non-employee director compensation programs. In May 2022, Willis Towers Watson presented a director compensation report to the Corporate Governance and Nominating Committee, including a competitive market analysis of the Company’s director compensation program to confirm whether the program was delivering pay to the Company’s directors within the program guidelines. The director compensation report included market highlights and trends and compared the Company’s director compensation practices, including pay levels and structure of the program, with those of similarly situated companies. For purposes of its analysis, Willis Towers Watson developed market references from recent proxy statement disclosures of a general industry comparator group of 145 U.S.-based public companies with revenues between $3 billion and $9 billion. The report concluded that while the Company’s director compensation program was generally aligned with market practices, including the mix of cash and stock-based compensation, the Company’s director compensation was below-market at the 25th percentile. As a result, Willis Towers Watson recommended that the Company increase the amount of cash and stock-based compensation paid to the Company’s directors to an amount that would bring the Company’s total director compensation up to the 50th percentile. After considering the report, the Corporate Governance and Nominating Committee recommended, and the Board agreed, to increase the total amount of cash and stock-based compensation paid to the non-employee directors for the one-year period commencing on May 4, 2022 to the amounts recommended by Willis Towers Watson, as further described below.
Annual Fees for Board and Committee Service
The Company currently pays an annualized retainer fee of $90,000 to each non-employee director. Each non-employee director may elect to receive one-half of the annual fee in Shares. Directors do not receive meeting attendance fees.
The Company also pays an annual fee for service on the Board’s committees. Each member of the Audit Committee currently receives an annualized fee of $15,000 and each member of the Compensation and Corporate Governance and Nominating Committees currently receives an annualized fee of $10,000. The Chair of the Audit Committee currently receives an additional annualized fee of $25,000 and the Chair of the Compensation Committee currently receives an additional annualized fee of $20,000. The Chair of the Corporate Governance and Nominating Committee, who also serves as the Lead Independent Director, currently receives an additional annualized fee of $45,000.
Stock-Based Awards
Each non-employee director is eligible to participate in the Incentive Compensation Program. The Incentive Compensation Program provides for the grant of stock options, stock appreciation rights, restricted Shares or units or other stock-based awards to non-employee directors. The Board administers the Incentive Compensation Program with respect to awards to non-employee directors and has the discretionary authority to make all award decisions under the Incentive Compensation Program.
Each non-employee director nominee or continuing non-employee director is currently eligible to receive a grant of restricted Shares under the Incentive Compensation Program on the date of each Annual Meeting of Stockholders having a grant date fair value of approximately $160,000 (prorated with respect to newly-elected non-employee directors) with a vesting period ending the earlier of: (i) one year from the date of grant; or (ii) upon the director’s retirement from the Board upon reaching age 72 or after completing 18 consecutive years of service on the Board. On May 3, 2022, the Board of Directors granted each eligible director an award of 602 restricted Shares having a grant date fair value of approximately $160,000 based on the closing market price of a Share on that date.
Deferred Compensation Plan
Under the Deferred Compensation Plan for Non-Employee Directors maintained by the Company, each non-employee director of the Company is entitled to defer up to 100% of the cash fee payable or restricted Shares awarded to him or her. Each participant in the Deferred Compensation Plan for Non-Employee Directors may direct the “deemed investment” of his or her deferral account among the different investment options offered by the Company from time to time. The investment options currently include a fixed rate fund or Share equivalent units for cash fees deferred and Share equivalent units for restricted Shares deferred. All amounts credited to a participant’s account under the Deferred Compensation Plan for Non-Employee Directors vest as follows: (i) for cash fees deferred, such amounts are always 100% vested; and (ii) for restricted Shares deferred, such amounts vest at the end of the vesting period applicable to the restricted Shares deferred. Amounts credited to a participant’s account will generally be paid, or commence being paid, after the participant terminates service as a director. At the participant’s election, payments of deferred cash fees can be made in a lump sum or in quarterly installments over a 10-year period. Payments of deferred restricted Shares under the Deferred Compensation Plan for Non-Employee Directors will be paid in Shares in a lump sum. Payments of deferred cash fees under the Deferred Compensation Plan for Non-Employee Directors are made in cash from the Company’s general assets.
Stock Ownership Policy
The Board of Directors has adopted a stock ownership policy that requires significant stock ownership by the Company’s non-employee directors. The stock ownership policy requires each non-employee director to own Shares having a market value equal to five times the annual fee amount within five years of him or her becoming a director. Shares for purposes of this policy include Shares, Share equivalent units and any restricted Shares. Once the required market value ownership level is achieved, no further purchases are required in the event the value of the Shares held by a director falls below the ownership level due solely to a decrease in the market value of the Shares. As of December 31, 2022, each of the directors who had been a member of the Board for at least five years as of that date met the policy’s ownership requirement.
Director Compensation Table
The table below sets forth the compensation paid to each non-employee director who served on the Board in 2022. Directors who are also employees of the Company (currently only Mr. Koch) receive compensation as employees of the Company but receive no additional compensation for their service on the Board of Directors.

Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Robin J. Adams	$136,500	$160,000	$0	$1,607	$298,107
Robert G. Bohn	$108,625	$160,000	$0	$1,607	$270,232
Jonathan R. Collins	$114,000	$160,000	$0	$1,607	$275,607
James D. Frias	$119,000	$160,000	$0	$1,607	$280,607
Maia A. Hansen	$114,000	$160,000	$0	$1,607	$275,607
Gregg A. Ostrander	$151,125	$160,000	$82	$1,607	$312,814
Corrine D. Ricard	$129,000	$160,000	$0	$1,607	$290,607
Jesse G. Singh	$114,000	$160,000	$890	$1,607	$276,497

(1)
The values of the stock awards shown in the table are approximately equal to the grant date fair values of restricted Shares awarded to the directors computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (excluding any effect of estimated forfeitures). On May 3, 2022, each non-employee director serving at that time received a grant of 602 restricted Shares valued at approximately $160,000. These restricted Shares vest on the earlier of one year from the date of grant or upon the director’s retirement from the Board upon reaching the age of 72 or after completing 18 consecutive years of service on the Board. Note 7 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for 2022 contains more information about the Company’s accounting for stock-based compensation arrangements, including the assumptions used to determine the grant date fair values of the awards. The stock awards shown in the table above were the only equity awards outstanding as of December 31, 2022.

(2)
Represents the portion of interest credited on fees deferred under the Deferred Compensation Plan for Non-Employee Directors that is considered “above market” under the SEC rules.

(3)
Represents dividends paid on unvested restricted Shares held by the directors. Non-employee directors receive all dividends paid with respect to the restricted Shares during the vesting period.

COMPENSATION DISCUSSION AND ANALYSIS
This section contains an in-depth discussion and analysis of the Company’s executive compensation policies and practices and the compensation earned by the Company’s executive officers named in the Summary Compensation Table on page 34 of this Proxy Statement (referred to as the “named executives” or the “named executive officers”) under those policies and practices. The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for oversight of the Company’s compensation policies and practices for all executive officers of the Company, including the named executives.
As you review this section, you will see that the Compensation Committee has adopted executive compensation policies and practices that: (i) link pay and performance, with the Company’s executives having the opportunity to earn substantial compensation over and above their base salaries based on the Company’s performance or the market value of the Shares; (ii) align the interests of the Company’s executives and stockholders; (iii) are transparent and easy to communicate to the Company’s executives and stockholders; and (iv) provide a valuable retention tool for key executive talent.
A.
Executive Summary

In 2017, management developed Vision 2025, a strategic vision for the Company built on the foundation and core capabilities established over the Company’s long history and based on creating sustainable value for stockholders through repeatable execution of solid plans. A critical factor to achieving the Vision 2025 strategic goals is the contribution of motivated employees. Accordingly, the Company’s annual incentive compensation program continues to be directly linked to key financial goals and awards annual incentive compensation to the named executives based on the Company’s progress toward achieving the Vision 2025 strategic goals for the Company.
The executive compensation program provides a further link between executive pay and stockholder interests by including performance Shares and stock options in the long-term, stock-based awards made under the program. The performance Shares are earned based on the total return to the Company’s stockholders (Share appreciation plus dividends) relative to the total stockholder return of the companies comprising the S&P MidCap 400 Index® over three-year performance periods. The value of the earned performance Shares and the stock options is directly linked to the market value of the Shares. The Company’s stockholders endorsed the executive compensation program at the 2022 Annual Meeting of Stockholders where approximately 92% of the votes represented at the meeting and entitled to vote were cast in favor of a resolution approving the compensation earned by the named executive officers under the program in 2021.
In 2022, the Company remained focused on executing the strategies and key actions to support the progress of Vision 2025 by continuing implementation of the Carlisle Operating System, investing in new acquisitions and strengthening its management talent. The Company’s strong operational performance during 2022 produced positive financial results and enabled the Company to return capital to stockholders through increased dividends and Share repurchases.
The table below summarizes the Company’s performance for 2022 and 2021 against the annual incentive performance measures selected by the Compensation Committee for determining the annual incentive compensation for the named executive officers.
Annual Incentive Performance Measures(1)
Performance Measure	2022	2021	Year-over-Year Change Favorable/(Unfavorable)
Sales	$6.580 billion	$4.633 billion	42.0%
Operating Income Margin	19.9%	13.1%	680 bps
Average Working Capital as a % of Sales(2)	21.0%	19.7%	(130 bps)
Earnings	$950 million	$417 million	127.8%

(1)
The results shown in the table reflect certain adjustments as described on page 26. The Company’s

2021 performance measures exclude the results of operations of Carlisle Brake & Friction, which was divested on August 2, 2021.
(2)
Average working capital (defined as the average of the quarter-end balances of receivables, plus inventory, less accounts payable) as a percentage of annual sales (defined as net sales from continuing operations).

The Compensation Committee established the performance measures on which the 2022 annual incentive awards were based, as described on pages 25 through 28. The performance measures are intended to align with the Company’s Vision 2025 strategic goals. As described in this section, the Compensation Committee took the following actions with respect to the compensation of the Company’s named executive officers in 2022:
•
Increased the base salaries of the named executive officers in line with market conditions, as described on page 25;

•
Paid 2022 annual incentive awards ranging from 170.0% to 200.0% of the target award levels based upon Company-wide and/or Company business unit performance, as described on pages 25 through 28;

•
Based on the Company’s total stockholder return (Share appreciation plus dividends) for the three-year performance period ended December 31, 2022 of 52.93% relative to the average total stockholder return of the companies comprising the S&P MidCap 400 Index® for the same period of 21.02%, paid performance Shares for the three-year performance period that ended in 2022 at 200% of the target award level based on the Company’s total stockholder return during the period ranking in the 79.78th percentile of the S&P MidCap 400 Index®; and

•
Issued long-term incentive awards, as described on pages 28 through 29.

The Company’s stockholders will have the opportunity at the Annual Meeting to provide feedback to the Board of Directors on the Company’s executive compensation program by voting to approve or not approve, on an advisory basis, the compensation earned by the named executive officers under the program in 2022 (the “say-on-pay proposal”). The Compensation Committee encourages all of the Company’s stockholders to carefully review this section, including the compensation disclosure tables below, prior to casting their votes on the say-on-pay proposal included as Proposal 2 in this Proxy Statement.
The Company’s stockholders will also have the opportunity at the Annual Meeting to provide feedback to the Board of Directors by voting to approve, on an advisory basis, whether future say-on-pay votes should occur annually, every two years or every three years (the “frequency of say-on-pay proposal”). The Board of Directors will consider the results of the advisory vote on the frequency of say-on-pay proposal to determine how often say-on-pay votes will be conducted in the future. For more information, see Proposal 3 on page 51 of this Proxy Statement.
B.
Roles of Compensation Committee, Compensation Consultant and Executive Officers in Determining Executive Compensation

The Compensation Committee renewed the engagement of Willis Towers Watson as its executive compensation consultant for 2022. Willis Towers Watson provides no services to the Company or its management other than services related to the Company’s executive and non-employee director compensation programs. The Compensation Committee has determined that Willis Towers Watson is independent from the Company and its executive officers and that the services provided by Willis Towers Watson do not raise any conflict of interest.
In September 2021, Willis Towers Watson presented an executive compensation report to the Compensation Committee and conducted a competitive market analysis of the Company’s executive compensation program to confirm that the program is delivering pay to the Company’s executive officers within the program guidelines. The executive compensation report included market highlights and trends and compared the Company’s executive compensation practices with those of similarly situated companies. In addition, at the request of the Compensation Committee, Willis Towers Watson conducted a market survey of leadership retention programs.
The Compensation Committee also receives input from Company management in connection with the administration of the Company’s executive compensation program for 2022. In December 2021, Mr. Roche,

the Company’s Vice President and Chief Financial Officer at the time, provided information and analysis to the Compensation Committee about the financial performance of the Company for 2021 and each of the Company’s operating businesses for which a named executive officer was responsible. Mr. Koch, the Company’s Chair, President and Chief Executive Officer, recommended base salary increases for the named executive officers (other than for himself), and the Compensation Committee approved the recommendations. In addition, Mr. Koch provided input to the Compensation Committee about the refinements made to the performance measures, the threshold, target and maximum performance levels for the performance measures, and the weighting of each performance measure.
C.
Philosophy and Material Elements of Executive Compensation Program; 2022 Compensation Actions

The material elements of the total direct compensation provided to executives under the Company’s executive compensation program are: (i) base salary; (ii) an annual cash bonus opportunity expressed as a percentage of each executive’s base salary; and (iii) a long-term, stock-based award, the expected value of which is also expressed as a percentage of base salary. While each element of compensation paid to executive officers is significant, the annual cash bonus and the long-term, stock-based award have the potential to be the largest amounts of the total compensation paid to executive officers.
The following table shows the guiding principles for the Company’s executive compensation program and how the program complies with these principles:
Principle	How the Program Complies
Provide competitive total direct compensation opportunity.
•
Executive total direct compensation opportunity is managed between the first and third quartiles of companies similar in size to the Company.

–
The total direct compensation opportunity within the range varies by executive.

–
Performance-based pay opportunity (short- and long-term incentives) plays a predominant role in competitive total pay positioning.

Reward performance that is consistent with key strategic and stockholder goals.
•
Annual incentive plan incorporates earnings and other financial measures aligned with stockholder interests.

•
Performance Share awards incorporate total stockholder return as a performance measure.

•
Inappropriate risk taking is not encouraged.

Balance performance measures and, where appropriate, emphasize overall corporate, operating business and division performance.	• Annual incentive plan incorporates corporate and operating business and division level performance measures.
Serve as a retention tool for key executive talent, provide a balance of liquidity and reward executives for superior performance.
•
Executive compensation program provides a mix of base salary, annual incentives tied to performance and stock-based awards with vesting restrictions.

•
Performance Share awards incorporate total stockholder return as a performance measure.

Be transparent, simple to administer and easy to communicate.	• Formula-based structure includes pre-set performance measures, weightings and timing.
Compensation Benchmarking
The Compensation Committee periodically benchmarks executive compensation to ensure the compensation provided to the Company’s executive officers is reasonable and competitive with the market. The executive compensation report presented to the Compensation Committee by Willis Towers Watson in

September 2021 (the “Willis Towers Watson Compensation Report”) benchmarked the total pay arrangements of the Company’s executive officers through a competitive market analysis and concluded that total direct compensation to the executive officers is managed between the first and third quartiles of companies of similar size. The Willis Towers Watson Compensation Report concluded that the Company’s executive pay program is sound and effective by delivering value to the executive officers within the program’s guidelines that are generally competitive at desired market levels, are aligned with stockholder interests and are consistent with the guiding principles disclosed above. Any variation above or below the guidelines may be a function of variations in performance, tenure, experience or scope of executive responsibility. For purposes of its analysis, Willis Towers Watson used data from two published survey sources: the 2020 Willis Towers Watson General Industry Executive Compensation Database and the 2020 Mercer General Industry Executive Compensation Survey and updated the survey data to September 2021 using an annual update factor of 3.0%. Willis Towers Watson also: (i) evaluated the responsibilities, reporting relationships, revenue responsibility and level of each position; (ii) matched each position to the appropriate benchmark survey position; and (iii) used size and level appropriate data or size adjusted the survey data by regressing, where possible, based on the Company’s revenues.
Base Salaries
Base salaries provide a baseline level of compensation to executive officers for carrying out the day-to-day duties and responsibilities of their positions.
The Compensation Committee reviews and adjusts base salary levels each year. During the review and adjustment process, the Compensation Committee considers:
•
the duties and responsibilities of each executive officer position;

•
the executive officer pay relative to the base salaries of senior officers and other employees of the Company; and

•
whether the base salary levels are competitive, based on a comparison of the current base salary with the market base salary.

The Compensation Committee reviews the named executive officer base salaries in December each year. Any base salary increases approved in December become effective for the succeeding year.
In December 2021, the Compensation Committee approved 2022 base salary increases for the Company’s named executives based generally on trends in the market indicating average salary increases in the range of 3% to 4%. In February 2022, the Company announced that Mr. Roche would be stepping down as Vice President and Chief Financial Officer of the Company as part of a planned transition of the position to Mr. Zdimal effective on March 1, 2022. As part of this transition, the Compensation Committee reviewed and adjusted the base salary of Mr. Zdimal in recognition of his new position and increased duties and responsibilities.
2022 Annual Incentive Awards
Annual incentive compensation calculated under the Incentive Compensation Program is based on the overall performance of the Company or a Company business unit compared to pre-established performance measures.
For 2022, the Compensation Committee first established a target annual incentive award expressed as a percentage of each named executive’s base salary. The 2022 target awards were 130% of base salary for Mr. Koch, 80% of base salary for Mr. Roche, 75% of base salary for Messrs. Berlin, Ready, Shears and Selbach and 60% of base salary for Mr. Zdimal. In February 2022, the Compensation Committee approved increasing Mr. Zdimal’s target award to 80% of his base salary in recognition of his promotion to Vice President and Chief Financial Officer effective on March 1, 2022.
The Compensation Committee then selected the performance measures on which the 2022 annual incentive awards would be based. The measures adopted for 2022 annual incentive awards available to Messrs. Koch, Zdimal, Selbach and Roche were the Company’s consolidated: (i) sales; (ii) operating income margin; (iii) average working capital as a percentage of sales; and (iv) earnings. The measures adopted for

2022 annual incentive awards available to the other named executive officers were: (i) sales; (ii) operating income margin; (iii) average working capital as a percentage of sales, each as reported by their respective business units; and (iv) the Company’s consolidated earnings. The Compensation Committee believes that each of these respective performance measures tracks whether the Company and its core businesses are operating efficiently and with a view toward long-term, sustainable growth in the United States and globally. The Compensation Committee believes that superior performance under these measures will ultimately benefit the Company’s stockholders through increased profits, dividends and Share value.
Finally, the Compensation Committee established threshold, target and maximum levels of performance for each of the measures and determined that 50% of the target annual incentive award would be paid for threshold level performance, 100% of the target annual incentive award would be paid for target level performance and 200% of the target annual incentive award would be paid for performance at or above the maximum level. Under the program adopted by the Compensation Committee, the Company’s performance under each of the measures was independently determined from the other measures, so that an annual incentive award was determined for the actual level of performance under each measure. The annual incentive awards under each measure were then combined to determine the aggregate annual incentive award.
The Compensation Committee approved threshold, target and maximum performance levels for 2022 based on the Company’s 2021 adjusted performance. The tables below show the threshold, target and maximum performance levels for each of the performance measures established by the Compensation Committee for 2022 as well as the Company’s adjusted performance in 2022 and 2021. The results shown below for both 2022 and 2021 reflect the Company’s publicly reported results, excluding results of operations of acquisitions made and dispositions completed (including the associated acquisition and disposal costs incurred during the respective year). The 2022 results have also been adjusted to exclude approximately $28.0 million (pre-tax) in asset impairment charges at Carlisle Weatherproofing Technologies (“CWT”), approximately $6.2 million (pre-tax) in restructuring charges and facility rationalization costs at CWT, Carlisle Interconnect Technologies, Inc. (“CIT”) and Carlisle Fluid Technologies, Inc. (“CFT”), approximately $0.3 million (pre-tax) in casualty losses at CWT and approximately $1.4 million in casualty insurance recoveries at CFT. The 2021 results were adjusted to exclude approximately $1.8 million (pre-tax) in asset impairment charges relating to a trademark at CIT, approximately $20.0 million (pre-tax) in restructuring charges and facility rationalization costs at the Company, CCM, CIT and CFT, approximately $0.5 million (pre-tax) in casualty losses at CCM and approximately $0.3 million in casualty insurance recoveries at CFT. The Compensation Committee approved the adjustments because they are generally nonrecurring or were not anticipated when the respective performance measures were approved at the beginning of the year.
2022 Consolidated Company Performance Measures
For Messrs. Koch, Zdimal, Selbach and Roche

		Performance Levels Established by the Compensation Committee			Adjusted Performance
Performance Measure	Weight	Threshold	Target	Maximum	2022	2021
Sales	25%	$5.176 billion	$5.332 billion	$5.540 billion	$6.580 billion	$4.633 billion
Operating Income Margin	20%	11.8%	12.3%	12.8%	19.9%	13.1%
Average Working Capital as a % of Sales	15%	20.1%	19.6%	19.1%	21.0%	19.7%
Earnings	40%	$417 million	$461 million	$483 million	$950 million	$417 million

2022 CIT Performance Measures
For Mr. Berlin

		Performance Levels Established by the Compensation Committee			Adjusted Performance
Performance Measure	Weight	Threshold	Target	Maximum	2022	2021
Business Unit Sales	35%	$688 million	$709 million	$736 million	$845 million	$688 million
Business Unit Operating Income Margin	40%	(0.5%)	0%	0.5%	5.1%	0%
Business Unit Average Working Capital as a % of Sales	15%	34.3%	33.8%	33.3%	31.7%	33.8%
Consolidated Earnings	10%	$417 million	$461 million	$483 million	$950 million	$417 million
2022 CCM Performance Measures
For Mr. Shears

		Performance Levels Established by the Compensation Committee			Adjusted Performance
Performance Measure	Weight	Threshold	Target	Maximum	2022	2021
Business Unit Sales	35%	$2.846 billion	$2.932 billion	$3.045 billion	$3.885 billion	$3.659 billion
Business Unit Operating Income Margin	40%	21.3%	21.8%	22.3%	30.2%	19.2%
Business Unit Average Working Capital as a % of Sales	15%	16.0%	15.5%	15.0%	18.5%	15.6%
Consolidated Earnings	10%	$417 million	$461 million	$483 million	$950 million	$417 million
2022 CWT Performance Measures
For Mr. Ready

		Performance Levels Established by the Compensation Committee			Adjusted Performance(1)
Performance Measure	Weight	Threshold	Target	Maximum	2022
Business Unit Sales	35%	$1.356 billion	$1.398 billion	$1.453 billion	$1.552 billion
Business Unit Operating Income Margin	40%	7.6%	8.1%	8.6%	10.1%
Business Unit Average Working Capital as a % of Sales	15%	16.3%	15.8%	15.3%	17.0%
Consolidated Earnings	10%	$417 million	$461 million	$483 million	$950 million

(1)
The Company announced its CWT business segment in 2022 as part of the realignment of its construction materials businesses. As a result, 2021 adjusted performance is not provided for CWT.

Based on the performance measures established by the Compensation Committee for 2022 and the Company’s adjusted performance (and, when applicable, the adjusted performance of CIT, CCM and CWT), the named executives earned 2022 annual incentive awards as follows:
Name	2022 Annual Incentive Award ($)(1)	2022 Annual Incentive Award (% of base salary)	2022 Annual Incentive Award (% of target incentive award)
Mr. Koch	$2,939,300	221.0%	170.0%
Mr. Zdimal	$800,400	131.3%	170.0%
Mr. Berlin	$1,119,000	150.0%	200.0%
Mr. Ready	$735,800	127.5%	170.0%
Mr. Selbach	$747,200	127.5%	170.0%
Mr. Roche	$155,500	93.1%	170.0%
Mr. Shears	$897,600	147.3%	170.0%

(1)
This amount is also reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 34.

2022 Long-Term, Stock-Based Awards
The Compensation Committee makes annual stock-based awards each year at its first regularly scheduled meeting held in January or February. All stock-based awards are made under the Incentive Compensation Program, which imposes certain restrictions, as described below, on the terms of the awards.
In February 2022, the Compensation Committee awarded stock options, performance Shares and time-vested restricted Shares to the named executives in the amounts shown in the Grants of Plan-Based Awards Table on pages 36 and 37. The number of Shares included in the 2022 awards was determined using a formula-based approach. First, the Compensation Committee established a target award opportunity for 2022, expressed as a percentage of base salary, for the named executives based on each executive’s position and the long-term incentive award market range for that position: 445% of base salary for the Chair, President and Chief Executive Officer, 200% of base salary for the Chief Financial Officer and 150% of base salary for the other named executives.
The Compensation Committee then determined the appropriate blend of the types of equity awards to be included in each named executive’s stock-based award. For 2022, the Compensation Committee elected to use a blend of stock options, performance Shares and time-vested restricted Shares (each weighted one-third of a named executive’s target award opportunity) for all the named executives to support the Company’s pay-for-performance programs and the alignment of executive and stockholder interests. In addition, under previously approved incremental grants, in February 2022, Messrs. Berlin and Selbach each received time-vested restricted Shares equal to one-third of his respective target award opportunity for 2022 and Mr. Zdimal received performance Shares equal to 50% of his target award opportunity for 2022. These incremental equity awards were designed to incentivize retention of key employees. For purposes of calculating the number of stock options, performance Shares and time-vested restricted Shares included in each named executive’s stock-based award, the Compensation Committee used the Black-Scholes-Merton option pricing model for valuing stock options and the closing market price of a Share on the date of grant for valuing performance Shares and time-vested restricted Shares.
All employees awarded stock options, performance Shares and restricted Shares are subject to a non-competition agreement that prohibits the employee from competing with the Company for one year following his or her termination of employment.
The stock options awarded in February 2022 will vest in equal annual installments over three years. The time-vested restricted Shares awarded in February 2022 will become vested on the third anniversary of the award date.
The performance Shares awarded in February 2022 will become vested on the third anniversary of the award date and will be earned based on the total return to the Company’s stockholders (Share appreciation measured using the average of the closing market prices for a Share for the first 10 and last 10 trading days of the performance period plus dividends) relative to the total stockholder return of the companies comprising the S&P MidCap 400 Index® over the three-year performance period ending December 31, 2024 in accordance with the following table:
Relative Total Stockholder Return	Percentage of Performance Shares Earned
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile or above	200%
If the Company’s total stockholder return falls between the 25th and 50th percentiles or between the 50th and 75th percentiles, the number of performance Shares earned will be determined by linear interpolation. Dividends will accrue during the three-year performance period and will be paid on performance Shares that are earned.
The Compensation Committee included stock options in the awards to encourage the named executives to increase stockholder value over the 10-year term of the options. The Compensation Committee included time-vested restricted Shares in the awards not only to encourage the named executives to increase stockholder value but also, where applicable, to remain employed with the Company. The Compensation Committee added performance Shares to further link executive compensation to the performance of the Company and to align the interests of the executives with the Company’s stockholders.
The Incentive Compensation Program contains certain restrictions on the terms of all stock-based awards. For example, all stock options must be granted with an option exercise price that is equal to or greater than the fair market value of the Shares on the date of award. The Incentive Compensation Program also expressly prohibits resetting the option exercise price of stock options. These restrictions ensure that any options awarded under the Incentive Compensation Program will have value to the executives only if the market price of the Shares increases after the date of the award.
As discussed above, the Compensation Committee grants annual stock-based awards each year at its first regularly scheduled meeting held in January or February. The Compensation Committee is aware that the meeting during which it makes annual stock-based awards precedes the date the Company releases its fourth quarter and annual financial results. The Compensation Committee is also aware that the release could affect the market value of the Company’s stock and the underlying value of the stock-based awards made to executives at the meeting. The Compensation Committee believes that executives will not necessarily gain over the long run from the short-term benefit of a positive release because the Company’s stock price fluctuates over time and because all of the awards have multi-year vesting schedules and stock options have historically been held for several years prior to exercise. In addition, any gain from a positive benefit in some years will be offset by earnings releases in other years that negatively affect the market value of the Shares.
Stock Ownership Policy
The Compensation Committee believes that ownership of Shares by executive officers aligns their interests with those of the Company’s stockholders, enhances retention of executives by providing them an opportunity to accumulate a meaningful ownership interest in the Company and focuses executives on building stockholder value over the long term. Therefore, the Compensation Committee maintains a stock ownership policy for the Company’s executive officers, including the named executive officers.
The policy, which is applicable to all of the Company’s Section 16 officers, has the following ownership requirements:
Executive	Ownership Requirement
Chief Executive Officer	10 times previous year base salary
Other Named Executive Officers	5 times previous year base salary
Remaining Section 16 Officers	3 times previous year base salary

The policy also has a retention requirement under which an executive officer must retain at least one-half of the after-tax value realized from the vesting of restricted Shares, the exercise of stock options or the receipt of earned performance Shares until the executive officer has satisfied the policy’s ownership requirement. Each executive officer subject to the policy has five years from first becoming subject to the policy to attain the ownership requirement and once the ownership requirement is met, no further accumulation is required in the event the value of the Shares falls below the ownership requirement due solely to a decrease in the market value of the Shares.
Ownership for purposes of the policy includes Shares owned directly or under an employee benefit plan and all restricted Shares. Ownership does not include any performance Share awards or any Shares subject to stock options. As of February 28, 2023, the Chair, President and Chief Executive Officer, the other named executive officers and each of the remaining individuals who had been a Section 16 officer for at least five years as of that date met the policy’s ownership requirement.
D.
Retirement and Other Benefits

Retirement and Group Insurance Benefits
The Company provides retirement, health and welfare and other benefits to its executive officers. The Company sponsors the 401(k) Plan, a tax-qualified, defined contribution retirement plan, for the benefit of substantially all of its U.S.-based employees, including the named executives. The 401(k) Plan encourages saving for retirement by enabling participants to save on a pre-tax or an after-tax basis and by providing Company matching contributions.
The Company also sponsors the Retirement Plan for Employees of Carlisle, LLC (the “Retirement Plan”), a tax-qualified, defined benefit retirement plan that provides retirement income to eligible employees following their retirement from the Company. The Pension Benefits Table on page 41 shows the lump sum present value as of December 31, 2022 of the accumulated benefit earned by the named executives participating in the Retirement Plan.
Section 401(a)(17) of the Internal Revenue Code (the “Code”) limits the amount of annual compensation that tax-qualified plans like the 401(k) Plan and the Retirement Plan may take into account for purposes of determining contributions and benefits. The limit for 2022 was $305,000 and it is subject to adjustment annually for cost-of-living increases. For 2023, the limit is $330,000. The Company maintains the Carlisle, LLC Supplemental Pension Plan (the “Supplemental Pension Plan”) to provide benefits to certain Retirement Plan participants whose benefits are limited by Section 401(a)(17) of the Code and to certain senior management employees who were employed on or after January 1, 2005 and are not eligible to participate in the Retirement Plan. The Pension Benefits Table on page 41 also shows the lump sum present value as of December 31, 2022 of the accumulated benefit earned by the named executives under the Supplemental Pension Plan.
As part of the Nonqualified Deferred Compensation Plan, the Company sponsors a supplemental 401(k) Plan to provide covered officers, including the named executives, the opportunity to defer base salary and annual incentive compensation that could not be deferred under the 401(k) Plan due to the Code limitations that apply to the 401(k) Plan. The Company provides a matching contribution equal to 100% of the first 4% of base salary and annual incentive compensation deferred under the supplemental 401(k) Plan. Each participant in the supplemental 401(k) Plan may direct the deferrals of base salary or annual incentive compensation and the matching contributions among the different investment options offered by the Company from time to time. The investment options currently include a fixed rate fund and various stock index funds. All amounts credited to a participant’s account under the supplemental 401(k) Plan are 100% vested and will be paid in a lump sum or installments in accordance with the participant’s election after the participant terminates employment with the Company. A participant may also elect to receive one or more in-service distributions.
The named executives also participate in group health, life and other welfare benefit plans on the same terms and conditions that apply to other employees. Except for supplemental long-term disability insurance, the named executives do not receive better insurance programs, vacation schedules or holidays, and perquisites are limited.

Post-Termination Employment Benefits
The Company has not entered into an employment agreement with any executive officer that provides severance or other benefits following their resignation, termination, retirement, death or disability, except for agreements with certain named executive officers that provide severance benefits in the event of a termination of their employment following a change of control of the Company (the “change of control agreements”). The change of control agreements provide that the executives will not, in the event of the commencement of steps to effect a change of control (defined generally as an acquisition of 20% or more of the outstanding voting Shares or a change in a majority of the Board of Directors), voluntarily leave the employ of the Company until the potential acquirer of the Company or control of the Company has terminated its efforts to effect a change of control or until a change of control has occurred. The Company believes that the change of control agreements protect the interests of the Company’s stockholders by providing financial incentives to executives to represent the best interests of the Company and its stockholders during the periods immediately preceding and following a change of control.
In connection with the change of control agreements with Messrs. Koch and Berlin, in the event of any termination of their employment (including due to their resignation) within three years after a change of control (other than due to their death or disability or after their attaining age 65), the change of control agreements provide that they will be entitled to receive three years’ compensation, including bonus, retirement benefits equal to the benefits they would have received had they completed three additional years of employment, continuation of all life, accident, health, savings and other fringe benefits for three years and relocation assistance. The three-year benefit period is reduced if they terminate within three years of the date that they would attain age 65. The severance benefit for Mr. Selbach under his change of control agreement was phased out based on his attaining age 65 in 2020. In addition, the change of control agreements with Messrs. Koch, Berlin and Selbach provide that, notwithstanding death, disability or attainment of age 65, they will become fully vested in all outstanding stock option and restricted Share awards. If any payments to Messrs. Koch, Berlin or Selbach are considered excess “parachute payments” under Section 280G of the Code and the amount of the excess payments is more than 115% of the safe harbor amount determined under Section 280G, then the Company is required to provide a tax gross up for the excise taxes the executive would be required to pay with respect to the excess payments. In the event the amount of the excess payments does not exceed 115% of the safe harbor amount, then the payments to the executive will be reduced by the amount of such excess payments.
In September 2012, the Compensation Committee determined that any future change of control agreements would provide severance benefits only in the event an executive is terminated without cause or resigns with good reason within three years after a change of control and the severance benefits would not be reduced based on the executive’s age. In addition, the Company would not provide any tax gross up for excise taxes assessed against any excess parachute payments. The change of control agreements with Messrs. Zdimal and Ready contain these revised terms.
The Potential Payments Upon Termination or Change of Control Table on page 42 shows the estimated amounts that would have been payable to the named executives had their employment with the Company terminated as a result of a change of control or otherwise on December 31, 2022.
Tax and Accounting Considerations
Although the Compensation Committee considers tax deductibility and other tax and accounting considerations in making its compensation program decisions, the Compensation Committee has not adopted a formal policy that requires all compensation paid to the named executives to be fully deductible, and instead the Compensation Committee’s primary consideration is whether the applicable compensation aligns with the Company’s executive compensation principles.
E.
Conclusion

The Compensation Committee has reviewed all components of the Chair, President and Chief Executive Officer’s and the other named executives’ compensation, including salary, annual and long-term incentive compensation, accumulated realized and unrealized stock option and restricted Share gains and the dollar value of all perquisites and other personal benefits as well as the Company’s obligations under its pension plans. Based on this review, the Compensation Committee finds the Chair, President and Chief Executive Officer’s and the other named executives’ total compensation, in the aggregate, to be reasonable and appropriately linked to the Company’s performance. The Compensation Committee therefore recommends that stockholders vote “FOR” the say-on-pay proposal included as Proposal 2 in this Proxy Statement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for 2022.
CARLISLE COMPANIES INCORPORATED
COMPENSATION COMMITTEE
Corrine D. Ricard, Chair
Robert G. Bohn
James D. Frias
Gregg A. Ostrander
Jesse G. Singh

COMPENSATION TABLES AND OTHER MATTERS
A.   Executive Officer Compensation Disclosure Tables
Summary Compensation Table — This table shows the base salary, annual incentive award and all other compensation paid to the named executives. The table also shows the grant date fair values of the stock option, restricted Share and performance Share awards made to the named executives and the increase in the present value of the retirement benefit for each named executive.
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
D. Christian Koch, Chair, President and Chief Executive Officer	2022	$1,330,000	$0	$4,758,065	$2,029,110	$2,939,300	$75,611	$385,840	$11,517,926
	2021	$1,275,000	$0	$4,550,571	$1,904,761	$3,049,800	$47,032	$215,240	$11,042,404
	2020	$1,225,000	$0	$4,340,812	$1,784,347	$0	$258,649	$332,775	$7,941,583
Kevin P. Zdimal, Vice President and Chief Financial Officer	2022	$609,673	$0	$1,902,805	$432,011	$800,400	$1,702	$80,598	$3,827,189
John E. Berlin, President, CIT	2022	$746,000	$0	$1,274,230	$383,606	$1,119,000	$30,438	$52,576	$3,605,850
	2021	$724,000	$0	$1,233,751	$364,600	$406,700	$54,867	$52,077	$2,835,995
	2020	$703,000	$0	$840,406	$345,183	$0	$224,262	$39,520	$2,152,371
Frank J. Ready, President, CWT	2022	$577,125	$0	$696,956	$296,868	$735,800	$5,449	$16,035	$2,328,233
Scott C. Selbach, Executive Vice President, Secretary & General Counsel	2022	$586,000	$0	$1,001,180	$301,345	$747,200	$115,681	$109,094	$2,860,500
	2021	$563,000	$0	$957,881	$283,487	$776,900	$45,918	$91,825	$2,719,011
	2020	$541,000	$0	$645,725	$265,660	$0	$66,867	$84,760	$1,604,012
Robert M. Roche, Former Vice President and Chief Financial Officer(1)	2022	$167,106	$0	$0	$0	$155,500	$3,379	$78,472	$404,457
	2021	$666,000	$0	$1,512,175	$447,175	$980,400	$27,954	$91,172	$3,724,876
	2020	$647,000	$0	$1,029,304	$423,533	$0	$72,028	$98,075	$2,269,940
Nicholas J. Shears, Former Group President, CCM(2)	2022	$609,231	$0	$1,202,175	$362,061	$897,600	$169,322	$453,903	$3,694,292
	2021	$677,000	$0	$1,152,012	$340,867	$751,500	$115,726	$86,445	$3,123,550
	2020	$651,000	$0	$776,797	$319,554	$427,200	$203,700	$93,669	$2,471,920

(1)
Effective on March 1, 2022, Mr. Roche stepped down as Vice President and Chief Financial Officer of the Company as part of a planned transition of the position to Mr. Zdimal.

(2)
Mr. Shears retired as Group President of CCM effective on September 30, 2022. In connection with Mr. Shears’ retirement, the Company entered into a letter agreement, effective on October 1, 2022 (the “Letter Agreement”), with Mr. Shears pursuant to which Mr. Shears agreed to provide services to the Company as a consultant for a period of nine months ending June 30, 2023. Under the terms of the Letter Agreement, Mr. Shears receives a monthly consulting fee and was also eligible for a cash bonus payment with respect to 2022 in accordance with the Company’s Incentive Compensation Program. The aggregate amount of monthly consulting fees paid by the Company to Mr. Shears for his consulting services performed during the period commencing October 1, 2022 and ending on December 31, 2022 is included in the “All Other Compensation” column of this table. The cash bonus payment made by the Company to Mr. Shears with respect to 2022 is included in the “Non-Equity Incentive Plan Compensation” column of this table.

(3)
The amounts in these columns do not reflect the actual value the named executives will realize from the stock option, restricted Share and performance Share awards made to the executives. The amounts presented in the table are the grant date fair values of the equity-based awards computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation (excluding any effect of estimated forfeitures).

The “Stock Awards” column includes the grant date fair values of performance Shares awarded to the named executive officers. The performance Shares are earned based on the total return to the Company’s stockholders (Share appreciation plus dividends) relative to the total stockholder return of the companies comprising the S&P MidCap 400 Index® over the three-year performance period ending December 31, 2022 (for the performance Shares awarded in 2020), December 31, 2023 (for the performance Shares awarded in 2021) and December 31, 2024 (for the performance Shares awarded in 2022). The terms of the performance Share awards are described on pages 28 through 29. The “Stock Awards” column for 2022 includes the following grant date fair values of the performance Share awards: Mr. Koch, $2,784,709; Mr. Zdimal, $1,482,563; Mr. Berlin, $527,134; Mr. Ready, $407,901; Mr. Selbach, $414,176; and Mr. Shears, $497,325. The grant date fair value of $313.77 for the performance Shares was determined using the $222.35 closing market price of a Share on the grant date and a Monte Carlo simulation and assumptions regarding the future performance of the Shares and the stock of the S&P MidCap 400 Index® companies, including expected volatility, risk-free interest rates, correlation coefficients and dividend reinvestment. The grant date values of the performance Share awards assuming the maximum number of performance Shares would be earned at the end of the three-year performance period based on the closing market price of a Share on the grant date would have been as follows: Mr. Koch, $3,946,713; Mr. Zdimal, $2,101,208; Mr. Berlin, $747,096; Mr. Ready, $578,110; Mr. Selbach, $587,004; and Mr. Shears, $704,850.
Note 7 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for 2022 contains more information about the Company’s accounting for stock-based compensation arrangements, including the assumptions used to determine the grant date fair values of the stock and option awards.
(4)
Represents the sum of: (i) the aggregate increase in the actuarial present value of the accumulated benefit under the Retirement Plan and the Supplemental Pension Plan; and (ii) the portion of interest credited on compensation deferred under the Company’s supplemental 401(k) Plan that is considered “above market” under the SEC rules as follows:

Name	Change in Present Value of Retirement Plan and Supplemental Pension Plan Benefits for 2022	“Above Market” Supplemental 401(k) Plan Earnings for 2022	Total
Mr. Koch	$75,611	$0	$75,611
Mr. Zdimal	$0	$1,702	$1,702
Mr. Berlin	$30,438	$0	$30,438
Mr. Ready	$5,449	$0	$5,449
Mr. Selbach	$108,115	$7,566	$115,681
Mr. Roche	$0	$3,379	$3,379
Mr. Shears	$127,367	$41,955	$169,322

(5)
The amounts presented in this column for 2022 consist of the following (all amounts presented below equal the actual cost to the Company of the particular benefit or perquisite provided):

	Mr. Koch	Mr. Zdimal	Mr. Berlin	Mr. Ready	Mr. Selbach	Mr. Roche	Mr. Shears
Matching Contributions to the 401(k) & HSA Plans	$12,200	$14,700	$12,200	$10,650	$14,200	$12,896	$13,930
Matching Contributions to the Supplemental 401(k) Plan	$175,192	$46,159	$0	$0	$54,516	$43,789	$51,722
Physical Examination	$11,121	$335	$0	$0	$4,463	$6,828	$5,545
Reimbursement of Tax Return Preparation and Financial Advisory Services Fees	$36,116	$4,467	$5,276	$0	$6,889	$9,500	$195

	Mr. Koch	Mr. Zdimal	Mr. Berlin	Mr. Ready	Mr. Selbach	Mr. Roche	Mr. Shears
Charitable Contribution Made by the Company in the Name of the Executive under the Carlisle Matching Gifts for Education Program	$40,000	$0	$0	$0	$10,000	$0	$0
Supplemental Long-Term Disability Insurance	$26,729	$2,798	$8,345	$2,031	$2,540	$820	$4,053
Dividends on Unvested Restricted Shares	$84,482	$12,139	$26,755	$3,354	$16,486	$4,639	$26,408
Consulting Fees	$0	$0	$0	$0	$0	$0	$352,050
Total	$385,840	$80,598	$52,576	$16,035	$109,094	$78,472	$453,903
Grants of Plan-Based Awards Table — This table presents the threshold, target and maximum annual incentive awards the named executives could have earned for 2022 and the restricted Shares, performance Shares and stock options awarded to the named executives during 2022. The annual incentive awards earned by the named executives for 2022 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Koch		$864,500	$1,729,000	$3,458,000
	02/08/2022							8,875			$1,973,356
	02/08/2022				4,438	8,875	17,750				$2,784,709
	02/08/2022								36,260	$222.35	$2,029,110
Mr. Zdimal		$235,400	$470,800	$941,600
	02/08/2022							1,890			$420,242
	02/08/2022				2,363	4,725	9,450				$1,482,563
	02/08/2022								7,720	$222.35	$432,011
Mr. Berlin		$279,750	559,500	$1,119,000
	02/08/2022							3,360			$747,096
	02/08/2022				840	1,680	3,360				$527,134
	02/08/2022								6,855	$222.35	$383,606
Mr. Ready		$216,413	$432,825	$865,650
	02/08/2022							1,300			$289,055
	02/08/2022				650	1,300	2,600				$407,901
	02/08/2022								5,305	$222.35	$296,868
Mr. Selbach		$219,750	$439,500	$879,000
	02/08/2022							2,640			$587,004
	02/08/2022				660	1,320	2,640				$414,176
	02/08/2022								5,385	$222.35	$301,345
Mr. Roche		$45,734	$91,467	$182,934
	02/08/2022							0			$0
	02/08/2022				0	0	0				$0
	02/08/2022								0	$222.35	$0

		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Shears		$264,000	$528,000	$1,056,000
	02/08/2022							3,170			$704,850
	02/08/2022				793	1,585	3,170				$497,325
	02/08/2022								6,470	$222.35	$362,061

(1)
The performance Shares will be earned based on the total return to the Company’s stockholders (Share appreciation plus dividends) relative to the total stockholder return of the companies comprising the S&P MidCap 400 Index® over the three-year performance period ending December 31, 2024 in accordance with the following table:

Relative Total Stockholder Return	Percentage of Performance Shares Earned
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile or above	200%
If the Company’s total stockholder return falls between the 25th and 50th percentiles or between the 50th and 75th percentiles, the number of performance Shares earned will be determined by linear interpolation. Dividends will accrue during the three-year performance period and will be paid on performance Shares that are earned. In the event the named executive’s employment is terminated without cause or the named executive resigns with good reason within three years after a change of control of the Company, outstanding performance Shares will be earned at the maximum level. The performance Shares held by a named executive will remain outstanding and will be earned based on the Company’s relative total stockholder return performance in the event of a termination of employment of the named executive by the Company without cause.
(2)
The Shares become vested on February 8, 2025, except that upon Mr. Shears’ retirement on September 30, 2022, 1,585 Shares vested and 1,585 Shares were forfeited. The Shares issued to Mr. Koch, and 50% of the Shares issued to each of Messrs. Berlin and Selbach, will also become vested on the date the named executive officer terminates employment due to death or disability, upon the named executive officer’s retirement at or after age 65, in the event a named executive officer’s employment is terminated by the Company without cause prior to the originally scheduled vesting date or in accordance with the named executive officer’s change of control agreement. The remaining 50% of the Shares issued to each of Messrs. Berlin and Selbach will also become vested on the date the named executive officer terminates employment due to death or disability or in accordance with the named executive officer’s change of control agreement. The named executives receive all dividends paid with respect to the restricted Shares during the vesting period.

(3)
The option awards become vested and exercisable in three equal annual installments beginning upon the first anniversary of the date of grant, or, if earlier, on the date the named executive officer terminates employment due to death or disability, upon the named executive officer’s retirement at or after age 65, or in accordance with the named executive officer’s change of control agreement, under which, in all such cases, the options remain exercisable until the expiration of the 10-year term of the options. If the Company terminates the employment of the named executive without cause, the options will continue to become exercisable in accordance with the vesting schedule set forth in the award agreement and remain exercisable until the expiration of the 10-year term of the options. Mr. Shears retired on September 30, 2022, and the options issued to him will continue to become exercisable in accordance with the vesting schedule set forth in the award agreement and remain exercisable until the expiration of the 10-year term of the options.

(4)
See Footnote 1 to the Summary Compensation Table for a description of how the grant date fair values of the Share and stock option awards were determined.

Outstanding Equity Awards at Fiscal Year-End Table — This table presents information about unvested restricted Share, stock option and performance Share awards held by the named executives on December 31, 2022.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mr. Koch	0	36,260(5)	0	$222.35	2/7/2032	32,745	$7,716,359	65,490	$15,432,719
	19,530	39,060(6)	0	$150.00	2/1/2031
	40,613	20,307(7)	0	$161.41	2/3/2030
Mr. Zdimal	0	7,720(5)	0	$222.35	2/7/2032	4,705	$1,108,733	19,520	$4,599,888
	2,292	4,583(6)	0	$150.00	2/1/2031
	4,817	2,408(7)	0	$161.41	2/3/2030
	7,370	0	0	$110.79	2/4/2029
Mr. Berlin	0	6,855(5)	0	$222.35	2/7/2032	10,370	$2,443,691	12,550	$2,957,408
	3,738	7,477(6)	0	$150.00	2/1/2031
	7,857	3,928(7)	0	$161.41	2/3/2030
Mr. Ready	0	5,305(5)	0	$222.35	2/7/2032	1,300	$306,345	2,600	$612,690
Mr. Selbach	0	5,385(5)	0	$222.35	2/7/2032	6,390	$1,505,804	9,740	$2,295,231
	2,907	5,813(6)	0	$150.00	2/1/2031
	3,024	3,023(7)	0	$161.41	2/3/2030
	4,162	0	0	$110.79	2/4/2029
Mr. Roche	4,585	9,170(6)	0	$150.00	2/1/2031	0	$0	11,260	$2,653,419
	9,640	4,820(7)	0	$161.41	2/3/2030
Mr. Shears	0	6,470(5)	0	$222.35	2/7/2032	0	$0	11,710	$2,759,462
	3,495	6,990(6)	0	$150.00	2/1/2031
	7,273	3,637(7)	0	$161.41	2/3/2030

(1)
The restricted Shares became (or will become, as applicable) vested as follows:

	Number of Shares Becoming Vested On:
Name	February 4, 2023	February 2, 2024	February 8, 2025
Mr. Koch	11,260	12,610	8,875
Mr. Zdimal	1,335	1,480	1,890
Mr. Berlin	2,180	4,830	3,360
Mr. Ready	0	0	1,300
Mr. Selbach	0	3,750	2,640

(2)
Based on the closing market price of a Share on December 31, 2022 of $235.65 per Share.

(3)
The number of unearned performance Shares in this column equals the maximum number of performance Shares that may be earned by the named executives for the three-year performance periods that will end on December 31, 2024 and December 31, 2023, respectively, and the maximum number of performance Shares that may be earned by the named executives for the three-year performance period that ended on December 31, 2022. The performance Shares will be earned based on the total return to the Company’s stockholders (Share appreciation plus dividends) relative to the total stockholder return of the companies comprising the S&P MidCap 400 Index® over the three-year performance periods in accordance with the following table:
Relative Total Stockholder Return	Percentage of Performance Shares Earned
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile or above	200%
If the Company’s total stockholder return falls between the 25th and 50th percentiles or between the 50th and 75th percentiles, the number of performance Shares earned will be determined by linear interpolation. Dividends will accrue during the three-year performance period and will be paid on performance Shares that are earned.
The Company’s 2022 total stockholder return of (0.92)% (calculated for this purpose as Share appreciation measured using the average of the closing market prices for a Share for the first 10 and last 10 trading days of the performance period plus dividends) resulted in a ranking for the one-year performance period at the 70.21st percentile. Based on that percentile, approximately 181% of the performance Shares awarded in 2022 would have been earned if the three-year performance period had ended on December 31, 2022. The Company’s 2021 through 2022 total stockholder return of 56.76% resulted in a ranking for the two-year performance period at the 91.40th percentile. Based on that percentile, 200% of the performance Shares awarded in 2021 would have been earned if the three-year performance period had ended on December 31, 2022. The Company’s 2020 through 2022 total stockholder return of 52.93% resulted in a ranking for the three-year performance period at the 79.78th percentile. Based on that percentile, 200% of the performance Shares awarded in 2020 were earned for the three-year performance period ending December 31, 2022.
(4)
The amounts in this column equal the number of unearned performance Shares shown in the column to the left multiplied by, in each case, the closing market price of a Share on December 31, 2022 of $235.65 per Share. The amounts shown are not necessarily indicative of the amounts that may actually be realized by the named executive officers. The actual amounts realized will be based on the Company’s total stockholder return over the three-year performance periods and the market value of the Shares when the performance Shares are earned.

(5)
One-third of the unexercisable stock options became exercisable on February 8, 2023. The remaining two-thirds of the unexercisable stock options will become exercisable in equal installments on February 8, 2024 and February 8, 2025.

(6)
One-half of the unexercisable stock options became exercisable on February 2, 2023. The remaining one-half of the unexercisable stock options will become exercisable on February 2, 2024.

(7)
The unexercisable stock options became exercisable on February 4, 2023.

Option Exercises and Stock Vested Table — This table presents information about stock options exercised by the named executives and the number and value of stock awards as to which the named executives became vested during 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Koch	82,855	$17,000,914	0	$0
Mr. Zdimal	0	$0	0	$0
Mr. Berlin	16,420	$3,227,474	0	$0
Mr. Ready	0	$0	0	$0
Mr. Selbach	0	$0	0	$0
Mr. Roche	19,084	$3,446,036	5,630	$1,304,190
Mr. Shears	5,470	$1,104,514	8,438	$2,311,727

(1)
Value realized equals the fair market value of the Shares on the date of exercise less the exercise price.

(2)
Value realized equals the fair market value of the restricted Shares on the date the vesting restrictions lapsed and the Shares became vested.

Pension Benefits Table — This table provides the actuarial present value of each named executive’s accumulated benefit under the Retirement Plan and the Supplemental Pension Plan.
The Retirement Plan provides benefits under a cash balance benefit accrual formula. Under the formula, participants accumulate a cash balance benefit based upon compensation credits made annually to the participants’ cash balance accounts. The amount of the compensation credits ranges from 3.0% to 7.5% of total base salary and annual bonus (including amounts deferred under the 401(k) Plan and Section 125 of the Code), depending on each participant’s years of service. The cash balance account is further credited with interest annually. The interest credit is based on the One-Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release over the one-year period ending on the December 31st immediately preceding the applicable plan year. The interest rate for the plan year ending December 31, 2022 was 4.0%. The Retirement Plan was closed to new participants effective December 31, 2004. No employees hired on or after January 1, 2005 are eligible to participate in the Retirement Plan.
The benefits under the Supplemental Pension Plan are equal to the difference between the benefits that would have been payable under the Retirement Plan without regard to the limitation imposed by the Code on the amount of compensation that may be taken into account under the Retirement Plan or the limitation on participation in the Retirement Plan that became effective on January 1, 2005 and the actual benefits payable under the Retirement Plan as so limited.
Benefits under the Retirement Plan are payable as a monthly annuity or in a lump sum payment. Vested benefits under the Supplemental Pension Plan are payable only in the form of a monthly annuity. The benefits under the Retirement Plan become vested after the executive completes five years of vesting service, or, if earlier, the date the executive terminates employment due to death or disability. The benefits under the Supplemental Pension Plan become vested after the executive completes 10 years of vesting service, or, if earlier, the date the executive terminates employment due to death or disability.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Koch	Retirement Plan	N/A	N/A	N/A
	Supplemental Pension Plan	13.92	$1,070,906	$0
Mr. Zdimal	Retirement Plan	26.33	$385,433	$0
	Supplemental Pension Plan	26.33	$370,293	$0
Mr. Berlin	Retirement Plan	32.00	$570,537	$0
	Supplemental Pension Plan	32.00	$1,032,277	$0
Mr. Ready	Retirement Plan	N/A	N/A	N/A
	Supplemental Pension Plan	0.33	$5,499	$0
Mr. Selbach	Retirement Plan	N/A	N/A	N/A
	Supplemental Pension Plan	16.75	$582,457	$0
Mr. Roche	Retirement Plan	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A
Mr. Shears	Retirement Plan	37.75	$661,390	$0
	Supplemental Pension Plan	37.75	$786,059	$0

(1)
The amounts presented in this column represent the number of actual years the named executive has been a participant in each plan. None of the named executives has been given credit under the plans for years of service in addition to their actual years of service presented in the table. Messrs. Koch, Roche, Ready and Selbach commenced employment after December 31, 2004 and are not eligible to participate in the Retirement Plan.

(2)
Note 15 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for 2022 includes the valuation assumptions and other information relating to the Retirement Plan and the Supplemental Pension Plan.

Nonqualified Deferred Compensation Table — This table provides information about contributions and earnings credited to the accounts of the named executive officers under the Nonqualified Deferred Compensation Plan during 2022.
The Nonqualified Deferred Compensation Plan provides covered employees, including the named executive officers, the opportunity to defer salary, annual incentive compensation, restricted Shares and performance Shares. With respect to compensation that could not be deferred under the 401(k) Plan due to the Code limitations that apply to the 401(k) Plan, the Company provides a matching contribution equal to 100% of the first 4% of base salary and annual incentive compensation deferred under the supplemental 401(k) Plan. Each participant in the supplemental 401(k) Plan may direct the deferrals of base salary or annual incentive compensation and the matching contributions among the different investment options offered by the Company from time to time. The investment options currently include a fixed rate fund and various stock index funds. Any restricted Shares or performance Shares deferred are credited in-kind to the participant’s account. All cash amounts credited to a participant’s account under the supplemental 401(k) Plan are 100% vested and will be paid in a lump sum or installments in accordance with the participant’s election after the participant terminates employment with the Company. Distributions of restricted Shares and performance Shares are made in-kind subsequent to vesting. A participant may also elect to receive one or more in-service distributions. In the event the participant dies or becomes disabled while employed by the Company, terminates employment before attaining the age of 60 or within one year after a change of control of the Company, all restricted Shares and performance Shares will be distributed in-kind and all other amounts credited to the participant’s account will be distributed in a lump sum in accordance with the terms of the Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Losses) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Mr. Koch	$175,192	$175,192	($60,297)	$206,429	$541,919
Mr. Zdimal	$46,159	$46,159	($253,446)	$40,454	$5,027,591
Mr. Berlin	$0	$0	($12,470)	$0	$235,650
Mr. Ready	$0	$0	$0	$0	$0
Mr. Selbach	$54,516	$54,516	($330,026)	$0	$5,980,349
Mr. Roche	$43,789	$43,789	$532,215	$4,642,256	$0
Mr. Shears	$51,722	$51,722	$30,324	$0	$4,384,773

(1)
All amounts shown in this column are also reported in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
All amounts shown in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)
The following amounts included in this column are considered “above market” earnings under the SEC rules and are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Zdimal, $1,702; Mr. Selbach, $7,566; Mr. Roche, $3,379; and Mr. Shears, $41,955.

(4)
Of the amounts shown in this column, the following amounts were previously reported as compensation to the named executive officers in the Summary Compensation Table for previous years: Mr. Koch, $276,087; Mr. Selbach, $254,635; Mr. Roche, $2,253,107; and Mr. Shears, $1,037,997.

Potential Payments Upon Termination or Change of Control Table — This table shows the estimated amounts that would have been payable to the named executive officers listed below under the change of control agreements described on page 31 if a change of control of the Company had occurred on December 31, 2022 and the named executives’ employment with the Company terminated under the terms of their respective change of control agreement immediately thereafter. Footnotes 3, 4 and 5 below also describe vesting of stock options, restricted Shares and performance Shares if the named executives’ employment with the Company had otherwise terminated on December 31, 2022 as result of death, disability, retirement or termination without cause.
Name	Severance Benefit ($)(1)	Continued Participation in Health and Other Welfare Benefit Plans and Fringe Benefits ($)(2)	Vesting of Stock Options ($)(3)	Vesting of Restricted Stock ($)(4)	Vesting of Performance Shares ($)(5)	Special Retirement Benefits ($)(6)	Excise Tax Gross Up (Reduction in Payments) ($)(7)	Total ($)
Mr. Koch	$12,974,400	$426,000	$5,335,339	$7,716,359	$15,432,719	$1,275,768	($1,122,285)	$42,038,300
Mr. Zdimal	$4,230,219	$92,000	$673,980	$1,108,733	$4,599,888	$499,843	$0	$11,204,663
Mr. Berlin	$5,595,000	$132,000	$1,023,191	$2,443,691	$2,957,408	$456,225	($1,145,641)	$11,461,877
Mr. Ready	$3,938,775	$71,000	$70,557	$306,345	$612,690	$150,113	$0	$5,149,480
Mr. Selbach	$0	$0	$793,931	$1,505,804	$2,295,231	$0	$0	$4,594,966

(1)
The severance benefit is equal to three times the named executive’s highest annual compensation (sum of base salary and annual incentive compensation) for any of the years in the three-year period ended December 31, 2022. The severance benefit for Mr. Selbach was phased out based on his attaining age 65 in 2020.

(2)
Estimated value of the named executive’s continued participation in the life, accident and health insurance plans of the Company and receipt of currently provided fringe benefits for three years following termination of employment after a change of control of the Company. These benefits for Mr. Selbach were phased out based on his attaining age 65 in 2020. Excludes estimated amounts for assistance with relocation available to the named executives within two years following termination of employment after a change of control of the Company.
(3)
Value (based on the closing market price of a Share on December 31, 2022 of $235.65 per Share) of unvested in-the-money stock options under all outstanding stock option awards. The stock options would also become fully vested in the event the named executive dies or becomes disabled while employed by the Company or retires from employment with the Company at or after attaining age 65, under which, in both such cases, the stock options remain exercisable until the expiration of the 10-year term of the options. If the Company terminates the employment of the named executive without cause, the stock options will continue to become exercisable in accordance with the vesting schedule set forth in the award agreement and remain exercisable until the expiration of the 10-year term of the options.

(4)
Value (based on the closing market price of a Share on December 31, 2022 of $235.65 per Share) of unvested restricted Shares under all outstanding restricted Share awards. The restricted Shares would also become fully vested in the event the named executive dies or becomes disabled while employed by the Company, upon the named executive’s retirement at or after age 65, or if the Company terminates the employment of the named executive without cause.

(5)
Value (based on the closing market price of a Share on December 31, 2022 of $235.65 per Share) of the maximum number of performance Shares under all outstanding performance Share awards. In the event the named executive dies or becomes disabled while employed by the Company, retires from employment with the Company at or after attaining age 65 or the Company terminates the employment of the named executive without cause, the performance Shares will remain outstanding and will be earned following the end of the performance period based on the Company’s performance during the performance period applicable to the performance Shares.

(6)
Approximate amount of total retirement benefits from all Company plans the named executive would have received had he continued in the employ of the Company for three years following termination of employment after a change of control of the Company. These benefits for Mr. Selbach were phased out based on his attaining age 65 in 2020.

(7)
If any payments to Messrs. Koch, Berlin or Selbach are considered excess “parachute payments” under Section 280G of the Code and the amount of the excess payments is more than 115% of the safe harbor amount determined under Section 280G, then the Company is required to provide a tax gross up for the excise taxes the named executive would be required to pay with respect to the excess payments. In the event the amount of the excess payments does not exceed 115% of the safe harbor amount, then the payments to the named executive will be reduced by the amount of such excess payments. In September 2012, the Compensation Committee determined that any future change of control agreements would not provide any tax gross up for excise taxes assessed against any excess parachute payments. Mr. Zdimal and Mr. Ready are not entitled to any tax gross up for excess parachute payment excise taxes.

Effective on March 1, 2022, Mr. Roche stepped down as Vice President and Chief Financial Officer of the Company as part of a planned transition of the position to Mr. Zdimal. In connection with Mr. Roche’s separation from service, and in accordance with the terms of the Incentive Compensation Program and, as applicable, Mr. Roche’s equity award agreements: (i) Mr. Roche received a cash bonus payment of $155,500 with respect to 2022; (ii) a portion of Mr. Roche’s unvested restricted Shares vested in accordance their terms ($1,304,190 value realized upon vesting), and Mr. Roche forfeited all remaining unvested restricted Shares; (iii) all stock options held by Mr. Roche remained outstanding and exercisable in accordance with their respective terms; and (iv) all unearned performance Shares held by Mr. Roche remained outstanding, subject to payment as and when such performance Shares are earned.
Effective on September 30, 2022, Mr. Shears retired as Group President of CCM. Under the terms of the Letter Agreement, Mr. Shears is entitled to receive a monthly consulting fee of $117,350 for a period of nine months commencing October 1, 2022 and ending June 30, 2023. In connection with Mr. Shears’ retirement, and in accordance with the terms of the Letter Agreement, the Incentive Compensation Program and, as applicable, Mr. Shears’ equity award agreements: (i) Mr. Shears received a cash bonus payment of $897,600 with respect to 2022; (ii) a portion of Mr. Shears’ unvested restricted Shares vested in accordance their terms ($1,641,801 value realized upon vesting), and Mr. Shears forfeited all remaining unvested restricted Shares; (iii) all stock options held by Mr. Shears remained outstanding and exercisable in accordance with their respective terms; and (iv) all unearned performance Shares held by Mr. Shears remained outstanding, subject to payment as and when such performance Shares are earned.
For additional information on the compensation of Messrs. Roche and Shears, see the “Executive Officer Compensation Disclosure Tables” above.
Following termination of employment, the named executive officers receive retirement benefits and nonqualified deferred compensation benefits under the Retirement Plan, the Supplemental Pension Plan, the Nonqualified Deferred Compensation Plan and the supplemental 401(k) Plan. The value of those benefits as of December 31, 2022 is set forth in the sections above entitled “Pension Benefits Table” and “Nonqualified Deferred Compensation Table.” There are no special or enhanced benefits provided under those plans in connection with a change of control of the Company, except if a named executive officer terminates employment within one year after a change of control, all amounts credited to the named executive officer’s account under the supplemental 401(k) Plan will be distributed in a lump sum even if the officer had previously elected to be paid in installments.
B.   Pay Versus Performance Disclosure
Pay Versus Performance Table — This table shows, for the past three fiscal years, the total compensation for the Company’s named executive officers as set forth in the Summary Compensation Table, the “compensation actually paid” to the Company’s named executive officers (as determined under SEC rules), the Company’s total stockholder return (“TSR”), the TSR of the Company’s peer group, the Company’s net income and the Company’s sales. For further information concerning the Company’s executive compensation policies and practices and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non- PEO NEOs(3)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)	Sales (millions)(5)
					Company TSR	Peer Group TSR(4)
2022	$11,517,926	$10,823,977	$2,786,754	$2,483,408	$151.07	$123.28	$924.0	$6,580
2021	$11,042,404	$33,205,939	$3,100,858	$7,168,251	$157.49	$141.80	$421.7	$4,633
2020	7,941,583	$6,705,688	$2,124,561	$1,872,231	$98.04	$113.66	$320.1	$4,235

(1)
D. Christian Koch, the Company’s Chair, President and Chief Executive Officer, served as the Company’s principal executive officer for each of 2022, 2021 and 2020.

(2)
The Company’s non-PEO named executive officers for each applicable year were as follows: (i) for 2022, Kevin P. Zdimal, John E. Berlin, Frank J. Ready, Scott C. Selbach, Robert M. Roche and Nicholas J. Shears; (ii) for 2021, Robert M. Roche, John E. Berlin, Nicholas J. Shears and Scott C. Selbach; and (iii) for 2020, Robert M. Roche, John E. Berlin, Nicholas J. Shears and Scott C. Selbach.

(3)
The adjustments made to the Summary Compensation Table totals to determine “compensation actually paid” are as follows:

Year	Executive(s)	Reported Summary Compensation Table Total	Deduct Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Reported Change in the Actuarial Present Value of Pension Benefits(c)	Pension Benefit Adjustments(d)	Compensation Actually Paid
2022	PEO	$11,517,926	($6,787,175)	$6,104,110	($75,611)	$64,727	$10,823,977
	Non-PEO NEOs	$2,786,754	($1,308,873)	$1,029,556	($54,329)	$30,300	$2,483,408
2021	PEO	$11,042,404	($6,455,332)	$28,573,007	($47,032)	$92,892	$33,205,939
	Non-PEO NEOs	$3,100,858	($1,572,987)	$5,658,020	($61,116)	$43,476	$7,168,251
2020	PEO	$7,941,583	($6,125,159)	$5,076,183	($258,649)	$71,730	$6,705,688
	Non-PEO NEOs	$2,124,561	($1,161,541)	$1,011,797	($141,714)	$39,128	$1,872,231

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable year.

(b)
The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Executive(s)	Year-End Fair Value of Equity Awards Granted during the Year that are Outstanding and Unvested at Year-End	Year-over- Year Change in Fair Value of Equity Awards Granted in Prior Years that are Outstanding and Unvested at Year-End	Fair Value as of Vesting Date of Equity Awards Granted and Vested during the Year	Year-over- Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested during the Year	Deduct Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions during the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	PEO	$7,981,469	($201,605)	$0	($1,675,754)	$0	$0	$6,104,110
	Non-PEO NEOs	$1,394,035	($16,938)	$74,075	($205,958)	($215,658)	$0	$1,029,556
2021	PEO	$15,123,725	$13,629,666	$0	($170,385)	$0	$0	$28,573,007
	Non-PEO NEOs	$3,439,853	$2,244,496	$0	($26,328)	$0	$0	$5,658,020
2020	PEO	$5,943,401	($843,643)	$0	($23,575)	$0	$0	$5,076,183
	Non-PEO NEOs	$1,061,684	($109,159)	$65,890	($6,618)	$0	$0	$1,011,797

(c)
The amounts included in this column are the amounts reported in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for each applicable year.

(d)
The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Executive(s)	Service Cost	Prior Service Cost	Total Pension Benefit Adjustments
2022	PEO	$64,727	$0	$64,727
	Non-PEO NEOs	$29,952	$349	$30,300
2021	PEO	$92,892	$0	$92,892
	Non-PEO NEOs	$43,476	$0	$43,476
2020	PEO	$71,730	$0	$71,730
	Non-PEO NEOs	$39,128	$0	$39,128

(4)
The peer group TSR represents the TSR of the companies comprising the S&P MidCap 400 Index®, the same index used by the Company in the performance graph included in its Annual Report on Form 10-K for 2022.

(5)
This column includes the Company’s publicly reported sales for each of 2022, 2021 and 2020, excluding sales generated by acquisitions made and dispositions completed during the applicable year.

Relationship Between Compensation Actually Paid and Company Performance
•
Compensation Actually Paid, Company TSR and Peer Group TSR.   The graph below shows compensation actually paid to the Company’s principal executive officer and the average compensation actually paid to the Company’s other named executive officers for each of 2020, 2021 and 2022. The graph also shows the Company’s TSR, or how a $100 investment in the Company has grown over the three-year period ending December 31, 2022, as compared to a $100 investment in the S&P MidCap 400 Index®. The graph assumes the investment of $100 in the Company’s common stock and in the S&P MidCap 400 Index® as of December 31, 2019 and the reinvestment of all dividends.

CAP Versus Company TSR and Peer Group TSR
CAP
TSR
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
$160.00
$150.00
$140.00
$130.00
$120.00
$110.00
$100.00
$90.00
$80.00
2020
2021
2022
CAP to PEO
Average CAP to Non-PEO NEOs
Company TSR
Peer Group TSR

•
Compensation Actually Paid and Net Income.   The graph below shows compensation actually paid to the Company’s principal executive officer and the average compensation actually paid to the Company’s other named executive officers for each of 2020, 2021 and 2022. The graph also shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles for each of 2020, 2021 and 2022. While the Company does not use net income as a performance measure in the overall executive compensation program, net income is correlated with adjusted earnings, to which the Company assigns various weightings when setting goals in the Company’s annual incentive compensation program as described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

CAP Versus Net Income
CAP
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
Net Income (millions)
2020
2021
2022
CAP to PEO
Average CAP to Non-PEO NEOs
Net Income

•
Compensation Actually Paid and Sales.   The graph below shows compensation actually paid to the Company’s principal executive officer and the average compensation actually paid to the Company’s other named executive officers for each of 2020, 2021 and 2022. The graph also shows the Company’s publicly reported sales for each of 2020, 2021 and 2022, excluding sales generated by acquisitions made and dispositions completed during the applicable year.

CAP Versus Sales
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
CAP
$7,000
$6,500
$6,000
$5,500
$5,000
$4,500
$4,000
$3,500
Sales (millions)
2020
2021
2022
CAP to PEO
Average CAP to Non-PEO NEOs
Sales

Financial Performance Measures
As described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company believes that its executive compensation program links pay and performance, with the Company’s named executives having the opportunity to earn substantial compensation over and above their base salaries based on the Company’s performance and the market value of the Shares. The Company uses several performance measures to evaluate performance and provide alignment between performance and executive pay. As required by SEC rules, the performance measures identified as the most important for named executive officers’ 2022 compensation decisions are as follows:
•
Sales

•
Operating Income Margin

•
Average Working Capital as a Percentage of Sales

•
Adjusted Earnings

C.
Pay Ratio Disclosure

The SEC rules require the Company to disclose annually: (i) the median annual total compensation of all employees of the Company (excluding Mr. Koch, the Company’s principal executive officer); (ii) the annual total compensation of Mr. Koch; and (iii) the ratio of Mr. Koch’s annual total compensation to the median annual total compensation of all other employees.
Based on the methodology and material assumptions described below, the Company has estimated these amounts to be as follows:
Median annual total compensation of all employees (excluding Mr. Koch)	$60,673
Annual total compensation of Mr. Koch	$11,517,926
Ratio of Mr. Koch’s annual total compensation to the median annual total compensation of all other employees	190:1

To determine the median employee in 2022, the Company compiled a list of all employees (excluding Mr. Koch) as of December 31, 2022, sorted the list of employees by their annualized gross compensation rates as of December 31, 2022 and selected the employee with the median annualized gross compensation amount. The Company did not include in the compensation rates the value of certain Company-provided benefits such as medical and life insurance benefits. As of December 31, 2022, the Company employed 12,093 persons, of which 5,255 employees were employed in foreign countries. The compensation of employees in foreign countries was converted to an equivalent U.S. dollar amount using foreign exchange rates on December 31, 2022.
The annual total compensation of Mr. Koch is the total amount of his compensation presented in the Summary Compensation Table on page 34. The Company calculated the annual total compensation of the median employee using the same rules applicable to the completion of the Summary Compensation Table for Mr. Koch and the other named executives.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Robin J. Adams, Robert G. Bohn, James D. Frias, Gregg A. Ostrander, Corrine D. Ricard and Jesse G. Singh served on the Compensation Committee in 2022. Mr. Adams rotated off the Compensation Committee, and Mr. Frias rotated on the Compensation Committee, following the Board of Directors meeting on May 3, 2022. None of the directors who served on the Compensation Committee in 2022 has ever served as one of the Company’s officers or employees or had any relationship with the Company or any of its subsidiaries since the beginning of 2022 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons. During 2022, none of the Company’s executive officers served as a director or a member of the compensation committee (or other committee performing equivalent functions) of any other entity of which an executive officer of such other entity served on the Board or its Compensation Committee.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE THE COMPANY’S
NAMED EXECUTIVE OFFICER COMPENSATION
This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Company’s named executive officers, which is described in the “Compensation Discussion and Analysis” and “Compensation Tables and Other Matters” sections of this Proxy Statement. This vote is not intended to address any specific item or element of compensation or the compensation of any particular officer, but rather the overall compensation of the Company’s named executive officers and the philosophy, principles and policies used to determine compensation.
Stockholders were most recently asked to approve the compensation of the Company’s named executive officers at the Company’s 2022 Annual Meeting of Stockholders, and stockholders approved the Company’s named executive officer compensation with approximately 92% of the votes represented at the meeting and entitled to vote cast in favor of a resolution approving the compensation earned by the named executive officers in 2021. At the Company’s 2017 Annual Meeting of Stockholders, stockholders were asked to indicate whether future advisory say-on-pay votes should occur annually, every two years or every three years, with the Board recommending an annual advisory vote. Because the Board views it as a good corporate governance practice, and because at the 2017 Annual Meeting of Stockholders a majority of the votes cast were in favor of an annual advisory vote, the Board adopted a policy that the Company will include an advisory say-on-pay vote in the Company’s proxy materials on an annual basis until the next required frequency of say-on-pay vote, which will occur at the Annual Meeting.
The compensation program for the Company’s named executive officers is based on the following guiding principles:
•
Provide competitive total direct compensation opportunity;

•
Reward performance that is consistent with key strategic and stockholder goals;

•
Balance performance measures and, where appropriate, emphasize overall corporate, operating business and division performance;

•
Serve as a retention tool for key executive talent, provide a balance of liquidity and reward executives for superior performance; and

•
Be transparent, simple to administer and easy to communicate.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which provides a thorough description of how the Compensation Committee has designed and administered the executive compensation program to comply with these principles.
At the Annual Meeting, the Company’s stockholders will have the opportunity to endorse or not endorse the compensation of the named executive officers through an advisory vote on the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion, is hereby approved.
Since this vote is advisory, the stockholder vote on this proposal will not be binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of the Company’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for the Company’s named executive officers.
At the Annual Meeting, the Company will also conduct an advisory vote on the frequency of future say-on-pay advisory votes. The Board intends to hold the next say-on-pay advisory vote at the 2024 Annual Meeting of Stockholders pending the results of the advisory vote on frequency to be conducted at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers in 2022 as disclosed in this Proxy Statement. Unless otherwise specified, valid proxies will be voted “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers in 2022 as disclosed in this Proxy Statement.

PROPOSAL 3:
ADVISORY VOTE TO APPROVE FREQUENCY OF HOLDING AN ADVISORY VOTE TO APPROVE
THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
At the Annual Meeting, the Company’s stockholders will be asked through an advisory vote whether future say-on-pay votes should occur annually, every two years or every three years. This proposal is commonly known as the “frequency of say-on-pay” proposal.
The Company has conducted a say-on-pay advisory vote every year since the say-on-pay advisory vote requirement became effective in 2011. The Board of Directors originally decided upon the annual frequency based, in part, on a vote (the “say-on-pay frequency” vote) conducted at the 2011 Annual Meeting at which more than 92% of the votes cast were voted in favor of holding the say-on-pay vote annually. At the Company’s 2017 Annual Meeting of Stockholders, stockholders were asked to indicate whether future advisory say-on-pay votes should occur annually, every two years or every three years, with the Board recommending an annual advisory vote. Because the Board views it as a good corporate governance practice, and because at the 2017 Annual Meeting of Stockholders approximately 79% of the votes cast were in favor of an annual advisory vote, the Board adopted a policy that the Company will include an advisory say-on-pay vote in the Company’s proxy materials on an annual basis until the next required advisory stockholder vote on the frequency of advisory say-on-pay votes, which will occur at the Annual Meeting.
After careful consideration of the alternatives, the Board of Directors has determined that a say-on-pay vote that occurs every year is the most appropriate alternative for the Company, and therefore the Board recommends that stockholders vote for an annual frequency. The Board of Directors recommends continuing the annual frequency for future say-on-pay votes because: (i) the Company’s stockholders have become accustomed to annual say-on-pay voting; (ii) annual votes provide more frequent opportunities for stockholder engagement; and (iii) annual say-on-pay voting has become the predominant practice since say-on-pay voting was instituted in 2011.
The option of annually, every two years or every three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation selected by stockholders, and the Board of Directors will consider the outcome of the vote when deciding how often a say-on-pay vote will be requested from the Company’s stockholders. Because this vote is advisory and not binding on the Board of Directors in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by the Company’s stockholders through the advisory vote.
The Board of Directors recommends that an advisory vote to approve the compensation of the Company’s named executive officers be held annually (i.e., every “1 YEAR”). Unless specified, valid proxies will be voted for “1 YEAR” as to the frequency of future say-on-pay votes.

AUDIT COMMITTEE REPORT
The Audit Committee is comprised of six non-employee directors. The Board has made a determination that the members of the Audit Committee satisfy the requirements of the New York Stock Exchange as to independence, financial literacy and experience. The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee, which is reviewed annually by the committee.
The Audit Committee has the sole authority to appoint and terminate the engagement of the Company’s independent registered public accounting firm. The Audit Committee also reviews the arrangements for and the results of the independent registered public accounting firm’s examination of the Company’s books and records, the Company’s internal accounting control procedures, the activities and recommendations of the Company’s internal auditors, and the Company’s accounting policies, control systems and compliance activities. The Board has determined that the Audit Committee has at least one “audit committee financial expert” as defined by the SEC rules, including Robin J. Adams, Chair of the Audit Committee. Below is a report on the Audit Committee’s activities relating to 2022.
Review of Audited Consolidated Financial Statements with Management
The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for 2022.
Review of Audited Consolidated Financial Statements and Other Matters with Independent Registered Public Accounting Firm
The Audit Committee has discussed with the Company’s independent registered public accounting firm the audited consolidated financial statements and the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. In concluding that such firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by such firm were compatible with its independence. See “Fees Paid to Independent Registered Public Accounting Firm” below.
Recommendation that Audited Consolidated Financial Statements be Included in Annual Report
Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2022 be included in the Company’s Annual Report on Form 10-K for such year.
CARLISLE COMPANIES INCORPORATED
AUDIT COMMITTEE
Robin J. Adams, Chair
Jonathan R. Collins
James D. Frias
Maia A. Hansen
Corrine D. Ricard
Jesse G. Singh

PROPOSAL 4:
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2023. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2017. The Audit Committee reviewed and discussed the performance of Deloitte & Touche LLP for 2022 prior to its appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2023.
The Company expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that representatives will be available to respond to appropriate questions from stockholders.
Stockholder ratification of the Audit Committee’s appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2023 is not required by the Company’s Amended and Restated Bylaws or otherwise. Nevertheless, the Board is submitting the appointment of Deloitte & Touche LLP to the Company’s stockholders for ratification as a matter of good corporate governance. If the Company’s stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Deloitte & Touche LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2023. Unless otherwise specified, valid proxies will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2023.
A.
Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements for 2022 and 2021 and fees billed for other services rendered by Deloitte & Touche LLP during those periods:
	2022 ($)	2021 ($)
Audit Fees(1)	$5,286,800	$4,898,701
Audit-Related Fees	$1,292,781	$137,175
Tax Fees(2)	$93,611	$39,039
All Other Fees	$0	$0

(1)
Audit Fees consist of the aggregate fees billed for the respective year for professional services rendered by the independent registered public accounting firm for the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim consolidated financial statements, statutory audits and related services.

(2)
Tax Fees consist of the aggregate fees billed for the respective year for professional services rendered by the independent registered public accounting firm for tax compliance, consulting and advisory services.

B.
Audit Committee Pre-Approval of Audit and Non-Audit Services

All audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm are subject to a pre-approval requirement of the Audit Committee. These services may include audit services, audit-related services, tax services and other services. All such services provided in 2022 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence.

The Audit Committee has delegated to the Chair of the Audit Committee pre-approval authority with respect to certain permissible non-audit services. The Chair’s pre-approval authority is limited to engagements costing no more than $200,000 in the aggregate and any such engagements pre-approved by the Chair must be presented to the full Audit Committee at its next regularly scheduled meeting.

STOCKHOLDER PROPOSALS FOR
THE 2024 ANNUAL MEETING OF STOCKHOLDERS
Any stockholder proposal intended to be included in the Company’s proxy statement and form of proxy relating to the 2024 Annual Meeting of Stockholders must be in writing and received by the Company not later than November 22, 2023. Any such stockholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the attention of the Company’s Secretary at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.
In addition, any stockholder proposal (other than nominations for directors, which are discussed more fully under “Corporate Governance — Director Nominations by Stockholders” beginning on page 15) intended to be presented at the 2024 Annual Meeting of Stockholders, but that will not be included in the Company’s proxy statement and form of proxy relating to the 2024 Annual Meeting of Stockholders, must be received by the Company’s Secretary at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254, either in person or by U.S. certified mail, postage prepaid, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting. As a result, any proposals submitted by a stockholder pursuant to the provisions of the Company’s Amended and Restated Bylaws (other than proposals submitted pursuant to Rule 14a-8 or nominations for directors) must be received not earlier than January 4, 2024 and not later than February 3, 2024. However, in the event that the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the first anniversary of the Annual Meeting (May 3, 2024), notice by the stockholder to be timely must be so delivered or received not earlier than the close of business on the 120th day prior to the date of the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals must include the specified information concerning the proposal and the stockholder submitting the proposal as set forth in the Company’s Amended and Restated Bylaws.
VOTING BY PROXY
Whether or not you plan to attend the Annual Meeting, please follow the instructions shown on the Notice of Availability of Proxy Materials (or proxy card if you received or request one) to vote your Shares by proxy to ensure that your Shares are represented at the Annual Meeting. Shares represented by a valid proxy received and not revoked before the Annual Meeting will be voted as specified.
You may revoke your proxy or change your vote at any time before the vote is taken at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy or change your vote by: (i) submitting a written notice of revocation to the Company’s Secretary at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85254; (ii) delivering a proxy bearing a later date via the Internet, by telephone or by mail until the applicable deadline for each method; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes. If you hold your Shares in street name and you have instructed your bank, broker or other nominee to vote your Shares, you may revoke or change your voting instructions by following the specific instructions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Annual Meeting and voting in person.
HOUSEHOLDING
The SEC has adopted rules permitting companies to mail one proxy statement and annual report, or notice of availability of proxy materials, as applicable, in one envelope to all stockholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. The Company has not implemented householding with respect to its stockholders of record; however, a number of brokerage firms have instituted householding that may impact certain beneficial owners of Shares held in street name. If members of your household have multiple accounts through which they hold Shares, you may have received a householding notification from your bank, broker or other nominee.
Please contact your bank, broker or other nominee directly if you have any questions or wish to revoke your decision to household or to receive an additional copy of this Proxy Statement, the 2022 Annual Report to Stockholders or the Notice of Availability of Proxy Materials for members of your household.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any Shares represented by proxy in their discretion.
By Order of the Board of Directors,
/s/ Scott C. Selbach
Scott C. Selbach Executive Vice President, Secretary and General Counsel
Dated: March 21, 2023

CARLISLE COMPANIES INCORPORATED 16430 NORTH SCOTTSDALE ROAD, SUITE 400 SCOTTSDALE, AZ 85254 ATTN: SCOTT C. SELBACH SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information.Vote by 11:59 PM EDT on May 2, 2023 for shares held directly and by 11:59 PM EDT onApril 28, 2023 for shares held in a Plan. Have your proxy card in hand when you access thewebsite and follow the instructions to obtain your records and to create an electronic votinginstruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials,you can consent to receiving all future proxy statements, proxy cards and annual reportselectronically via e-mail or the Internet. To sign up for electronic delivery, please follow theinstructions above to vote using the Internet and, when prompted, indicate that you agreeto receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM EDTon May 2, 2023 for shares held directly and by 11:59 PM EDT on April 28, 2023 for sharesheld in a Plan. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY Nominees:CARLISLE COMPANIES INCORPORATEDThe Board of Directors recommends you vote FORproposals 1, 2 and 4 and 1 YEAR for proposal 3:1. To elect the three directors nominated by the Board of Directors.For Against Abstain 1a. Robert G. Bohn1b. Gregg A. Ostrander 1c. Jesse G. Singh 2. To approve, on an advisory basis, the Company's named executive officer compensation in 2022.3. To approve, on an advisory basis, the frequency of holding an advisory vote to approve the Company's named executiveofficer compensation.4. To ratify the appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firmfor 2023. 5. To transact any other business properly brought before the meeting or any adjournment or postponement thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please givefull title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company or partnership, For Against Abstain please sign in full corporate, limited liability company or partnership name by authorized person. 1 Year 2 Years 3 Years Abstain For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice of 2023 Annual Meeting of Stockholders, Proxy Statement, 2022 Annual Report and Form 10-K are available at www.proxyvote.com. D99196-P89774 CARLISLE COMPANIES INCORPORATEDAnnual Meeting of StockholdersMay 3, 2023 8:00 AM local timeThis proxy is solicited by the Board of DirectorsD. Christian Koch and Kevin P. Zdimal, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the common shares of the undersigned at the Annual Meeting of Stockholders of Carlisle Companies Incorporated to be held at the Allenberry, 1559 Boiling Springs Road, Boiling Springs, Pennsylvania 17007, on Wednesday, May 3, 2023 at 8:00 AM local time, and at any postponements or adjournments of that meeting, as indicated on the reverse side, and in their discretion upon any other business that may properly come before the meeting.Shares represented by this proxy will be voted as directed herein by the stockholder. If no such directions are indicated, this proxy will be voted "FOR" all the nominees listed in Proposal 1, "FOR" Proposal 2, "1 YEAR" for Proposal 3 and "FOR" Proposal 4. Continued and to be signed on reverse side